Registration No. 024-10363

SECURITIES AND EXCHANGE COMMISSION

____________________

POST QUALIFICATION AMENDMENT NO. 7

TO

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

STEUBEN TRUST CORPORATION

(Exact name of issuer as specified in its charter)

NEW YORK

(State or other jurisdiction of incorporation or organization)

One Steuben Square, Hornell, New York 14843-1699

(607) 324-5010

(Address, including zip code, and telephone number, including area code,

of issuer’s principal executive offices)

____________________

Brian S. Roth, Esq.

UNDERBERG & KESSLER LLP

300 Bausch & Lomb Place

Rochester, New York 14604

(585) 258-2800

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

____________________________

6022	16-1368310
Primary Standard Industrial	I.R.S. Employer
Classification Code Number	Identification Number

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

This Offering Statement shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PART I

NOTIFICATION

Item 1.     Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:

(a) and (b):The Issuer’s Directors and Officers:

NameBusiness AddressResidence Address

Brenda L. CopelandOne Steuben Square130 Main St.

Chief Executive OfficerHornell, New York 14843-1699Gainesville, New York 14066

Vice Chair and Director

Michael E. DavidsonDavidson’s Furniture212 Main Street

Director161 Main StreetHornell, NY  14843

Hornell, NY  14843

John S. EagletonOne Steuben Square11 Chisholm Trail

President and DirectorHornell, NY 14843-1699Orchard Park, NY 14127

Mary E. HilfigerOne Steuben Square80 Bennett Street

Corporate SecretaryHornell, New York 14843-1699Hornell, New York 14843

Stoner E. Horey(Not applicable)3461 Pierce Road

DirectorCanisteo, New York 14823

L. Victor Myers(Not applicable)8067 Gleason Road

DirectorLima, NY  14485

James P. NicoloffOne Steuben Square62 Maple Street

Executive Vice President,Hornell, New York 14843-1699Hornell, New York 14843

Treasurer and

Chief Financial Officer

Charles D. OliverCharles F. Oliver & Son8 North Street

Director17 South Church StreetCanaseraga, New York 14822

Canaseraga, New York 14822

Amanda S. ParkerParker & Lubanski, CPAs. LLP68 Covington Street

Director1 Lake Street, Suite 203Perry, New York 14530

Perry, New York  14530

David A. ShultsShults & Shults66 Maple Street

Chairman of the Board 9 Seneca StreetHornell, New York 14843

and DirectorHornell, New York 14843

Sherry C. Walton(not applicable)4165 Grandview Avenue

DirectorWellsville, New York 14895

Brian L. WilkinsWilkins Recreational423 Seneca Road

Vehicles, Inc.Hornell, New York 14843

7520 State Route 415

Bath, New York  14810

Mark ZupanAlfred University71 Pine Hill Drive

DirectorCarnegie Hall, Saxon DriveAlfred, NY  14802

Alfred, NY 14802

(c)The Issuer has no general partners.

(d) The record owners of 5% or more of any class of the Issuer’s equity securities:

NameBusiness AddressResidence Address

David A. Shults9 Seneca Street66 Maple Street

Hornell, New York 14843Hornell, New York 14843

Dick T. HollandsNot applicable900 N Taylor St. #238

McLean, Virginia 22102-3419

(e)The beneficial owners of 5% or more of any class of the Issuer’s equity securities:

See responses under (d) above.

(f)Promoters of the Issuer:  Not applicable.

(g)Affiliates of the Issuer:Affiliates of the issuer are its banking subsidiary, Steuben Trust Company, and a subsidiary trust, Steuben Statutory Trust II.

(h)Counsel to the issuer with respect to the proposed offering:

Underberg & Kessler LLP, 300 Bausch & Lomb Place, Rochester, New York 14604

(i) through (m):

Each underwriter with respect to the proposed offering; the underwriter’s directors; the underwriter’s officers; the underwriter’s general partners; and counsel to the underwriter:

In each case, not applicable.

Item 2.     Application of Rule 262

(a)No person identified in response to Item 1 is subject to any of the disqualification provisions set forth in Rule 262.

(b)Not applicable.

Item 3.     Affiliate Sales

Not applicable.

Item 4.     Jurisdictions in Which Securities Are to be Offered

(a)None.

(b)The Common Stock to be offered by the Issuer in its Share Owner Dividend Reinvestment and Stock Purchase Plan (“Plan”) will be offered to the Issuer’s existing shareholders who reside in  Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Virginia, and Washington.  The Plan and any shares of Common Stock purchased by the Issuer for such Plan are being offered to existing shareholders of the Issuer by delivery of the final Offering Circular by United States mail.

Item 5.     Unregistered Securities Issued or Sold Within One Year

Not applicable.

Item 6.     Other Present or Proposed Offerings

None.

Item 7.     Marketing Arrangements

None; not applicable.

Item 8.     Relationship With Issuer of Experts Named in Offering Statement

Not applicable.

Item 9.     Use of a Solicitation of Interest Document

No; not applicable.

PART II

OFFERING CIRCULAR

OFFERING CIRCULAR

STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

___________________

165,000 shares of Common Stock

$1.00 par value

TO THE COMMON SHAREHOLDERS OF STEUBEN TRUST CORPORATION:

Steuben Trust Corporation (“STC” or the “Company”)’s Share Owner Dividend Reinvestment and Stock Purchase Plan (the “Plan”) offers our shareholders who own the Company’s Common Stock the opportunity to automatically reinvest any cash dividends on your Common Stock in the purchase of additional shares of Common Stock.  No brokerage commissions, fees, or service charges will be paid by shareholders participating in the Plan for purchases of shares made under the Plan.

Dividends will be reinvested on a quarterly basis as paid.  The Plan may purchase shares of Common Stock on the open market or from the Company for the accounts of participants in the Plan, as further described herein.

Shareholders may enroll in the Plan by completing the enclosed Authorization Form and returning it to American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, the Company’s Agent for administering the Plan.  Shareholders enrolled in the Plan will continue in the Plan until they notify American Stock Transfer and Trust Company, LLC in writing that they wish to withdraw from participation in the Plan.

If you do not wish to participate in the Plan, you do not need to take any action.  You will continue to receive your cash dividends, if and when declared, by check or previously authorized direct deposit.

Additional information about the Plan is provided in question-and-answer form in this Offering Circular.  Should any additional questions arise, please contact us.

Sincerely,

Brenda L. Copeland,

Chief Executive Officer and Vice Chair

_____________________________

This Offering Circular relates to 165,000 shares of Common Stock, par value $1.00 per share, of the Company registered for sale under the Plan.  Please retain this Offering Circular for future reference.

The date of commencement of this offering is March   , 2018.

STEUBEN TRUST CORPORATION

One Steuben Square

Hornell, New York 14843-1699

(607) 324-5010

https://www.steubentrust.com

165,000 shares of Common Stock

All the shares of Common Stock offered hereby are being sold by Steuben Trust Corporation (“STC” or the “Company”).  There is no public market for the Common Stock and it is unlikely that a public market will develop as a result of this Offering.  The Company does not intend to list the Common Stock on any securities exchange or the NASDAQ Stock Market.  The offering price will be determined as set forth in the Plan, a copy of which is attached hereto as Annex 1.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.  THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

SEE “RISK FACTORS” BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

Underwriting

Discounts andProceeds to the

Price to Public (1)CommissionsCompany

Per Share$____$ -0-$ ____

Total$____$ -0-$ ____

(1) As described in the Offering Circular under the heading “Plan Of Distribution—Share Owner Dividend Reinvestment And Stock Purchase Plan—Purchases” the maximum price to the public will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b) the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date or (c) the Company’s book value as of the end of the month in which the dividend is declared. In the event that the Board of Directors determines this does not reflect the stock’s fair market value, stockholders will be so notified by a supplement to this Offering Circular.

The date of this Offering Circular is March 20, 2018

THE SHARES OF COMMON STOCK OFFERED HEREUNDER ARE NOT A DEPOSIT OR AN ACCOUNT OF OUR BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL OUR COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY OUR COMMON STOCK EXCEPT TO OUR EXISTING SECURITY HOLDERS.

TABLE OF CONTENTS

PAGE

SUMMARY  4

RISK FACTORS  4

PLAN OF DISTRIBUTION  8

   PURPOSE  8

   ADVANTAGES  8

   ADMINISTRATION                9

   PARTICIPATION  9

   COSTS10

   PURCHASES10

   VOLUNTARY ADDITIONAL CASH PAYMENTS11

   WITHDRAWAL FROM PARTICIPATION11

   OTHER INFORMATION11

INFORMATION REGARDING THE COMPANY15

   GENERAL15

   SELECTED FINANCIAL AND OTHER DATA15

   BUSINESS AND COMPETITION18

   REGULATION AND SUPERVISION28

   PROPERTIES30

   USE OF PROCEEDS30

   DESCRIPTION OF CAPITAL STOCK30

   DIRECTORS AND EXECUTIVE OFFICERS33

   COMPENSATION OF DIRECTORS AND OFFICERS34

   SECURITY OWNERSHIP OF MANAGEMENT 35

AND CERTAIN SHAREHOLDERS

   CERTAIN TRANSACTIONS37

   LITIGATION37

  AVAILABLE INFORMATION37

  INDEPENDENT AUDITOR AND LEGAL PROVIDER38

  INDEPENDENT AUDITOR’S REPORTF-1

  CONSOLIDATED FINANCIAL STATEMENTS ANDF-3

NOTES THERETO AS OF AND FOR YEARS ENDED

DECEMBER 31, 2017 AND 2016

ANNEX 1 -- DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

ANNEX 2 -- AUTHORIZATION FORM FOR PARTICIPATION IN PLAN

SUMMARY

The Plan provides all holders of the Company’s Common Stock the ability to automatically reinvest all or a portion of any cash dividends declared by the Company or to voluntarily invest certain additional cash payments into additional shares of Common Stock.  This Offering Circular explains the potential risks to those investing funds through the Plan and provides detailed information with respect to the purpose, advantages, administration, participation, and costs associated with investing through the Plan.  In addition, the Offering Circular gives detailed information with respect to making purchases under the Plan, and how and when an investor may withdraw from the Plan.

Finally, the Offering Circular gives detailed information with respect to the Company, its business, and competition.  This information includes statistical, financial, and descriptive detail of the Company’s lending activities, as well as the regulation and supervision of the Company by Federal and New York State authorities.  The capitalization of the Company is also discussed, as well as its management.

RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS OFFERING CIRCULAR BEFORE PURCHASING THE SHARES OFFERED HEREBY.

THE COMPANY MAY BE UNABLE TO PAY DIVIDENDS OR ITS ABILITY TO PAY DIVIDENDS MAY BE RESTRICTED.

The Company's ability to pay dividends to holders of its Common Stock is dependent on receipt of cash dividends from its wholly-owned subsidiary, Steuben Trust Company (the “Bank”).  Federal regulations limit the amount of cash dividends which the Bank may pay to the Company and may restrict the amount of dividends payable by the Company.  Failure to obtain sufficient funds from the Bank to make periodic dividend payments will adversely affect the Company's ability to pay dividends to the holders of the Common Stock.  The Bank’s ability to make dividend payments is subject to the Bank maintaining profitable operations.  There can be no assurance that future earnings will support dividend payments to the Company.

The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) has the power to prohibit the payment of dividends by a bank holding company if actions by such a company constitute an unsafe or unsound practice.  The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company's capital needs, asset quality, and overall financial condition.  The Federal Reserve Board indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.  Federal Reserve Board policy also requires that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity.  These policies could affect the ability of the Company to pay cash dividends.

Federal legislation also prohibits depository institutions insured by the Federal Deposit Insurance Corporation (the “FDIC”), such as the Bank, from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements.  In addition, under the New York Banking Law, the Bank may only pay dividends up to an amount equal to its net profits for the current year combined with its retained net profits of the preceding two years.

NO PUBLIC MARKET FOR STOCK; COMPANY NOT REQUIRED TO FILE PERIODIC REPORTS WITH THE SEC

There is no public market for the Company’s Common Stock offered hereby and there can be no assurance that any trading market will develop at any time in the future.  Additionally, the Common Stock offered hereby is offered pursuant to an exemption from the registration requirements under the Securities Act pursuant to SEC Regulation A as a Tier 1 offering.  The Company is not and will not be required to file periodic reports with the SEC as a result of this Offering or otherwise be subject to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules of the SEC applicable to reporting companies.  Such a reporting obligation would not arise unless and until the Company has 2,000 shareholders of record.  In order to avoid the direct and indirect costs of being a reporting company, the Company intends to attempt to stay below 2,000 record shareholders.

NO PUBLIC MARKET FOR STOCKS; MAY BE SUBJECT TO PRICE FLUCTUATIONS

The Company’s stock is thinly traded and as a result may be more subject to price fluctuations than a more widely held and traded stock.

SIGNIFICANT COMPETITION FROM BANKS AND OTHER FINANCIAL INSTITUTIONS OFFERING SIMILAR SERVICES

The Company faces significant competition from many banks, savings institutions, and other financial institutions, which have branch offices or otherwise operate in the Company's market area, as well as many other companies now offering a variety of financial services.  Many of these competitors have substantially greater financial resources than the Company, including a larger capital base that allows them to attract customers seeking larger loans than the Bank is able to make.

LOCAL, NATIONAL, AND INTERNATIONAL ECONOMIC CONDITIONS AND GOVERNMENT MONETARY AND FISCAL POLICIES MAY ADVERSELY IMPACT PROFITABILITY

Commercial banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies.  Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of the Company and the Bank may adversely affect the potential profitability of the Company and the Bank.  The Company is not immune from the effects of the global economy.  Maintaining profitability remains an ongoing challenge.  It should be noted that the recent recovery in the stock market has improved the overall wealth of many households.  However, most of this additional wealth is in 401(k) plans or other retirement accounts.  Therefore, the spending power of these households has not been greatly increased.  Volatility in the stock market remains a risk to household wealth levels as well as consumer confidence.  Generally, the unemployment rates have recovered from the historic highs from a few years ago.  However, the Company is sensitive to regional factors due to its geographic concentration.

FEDERAL AND STATE REGULATIONS COULD AFFECT THE COMPANY AND THE BANK BY INCREASING COSTS OF OPERATIONS

The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities.  In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future.  In addition, the Company is regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956 as amended, and the Bank is regulated both by the New York State Department of Financial Services and by the FDIC.  Changes in applicable laws and regulations resulting from the current turmoil in the financial markets are anticipated.  These may result in increased cost of operations for the Company. Increased regulation is highly likely and as a result the Bank’s operations may be affected, and its costs of compliance may rise.

The Dodd-Frank Act, enacted in July 2010, represents a comprehensive overhaul of the US financial services industry and requires federal agencies to implement new rules.  These new rules will include, among other things, changes to consumer and mortgage origination requirements.

In July 2013, the Federal Reserve and the Bank’s primary federal regulator, the FDIC and other regulatory agencies published final rules (the Basel III Capital Rules) that revised their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also requires unrealized gains and losses on certain available-for-sale securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised.  The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital risk-based weighted assets in addition to the amount necessary to meeting its minimum risk-based capital requirements.

The final rule became effective for the Bank on January 1, 2015.  The capital conservation buffer requirement has been phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.  The final rule also implemented consolidated capital requirements, effective January 1, 2015.

OPERATIONS OF THE COMPANY AND THE BANK DEPEND IN LARGE PART ON EXISTING MANAGEMENT

The operations of the Company and the Bank to date have been largely dependent on existing management.  The loss to the Company or the Bank of one or more of its existing executive officers could have a material adverse effect on the Company's business and results of operations. The CEO of the Company has announced her plans to retire. From 2003 until June 2017 she served as both President and CEO. A new President was hired in June 2017 and through this transition period the roles of President and CEO have been separated.

GEOGRAPHIC CONCENTRATION OF LOAN PORTFOLIO

The bank’s primary lending markets are the New York counties of Steuben, Allegany, Livingston, Wyoming, Erie and Monroe. Therefore, despite the bank’s diversification efforts, we are still reliant on the economy in this region as well as at risk to any natural disasters in the area.

MANAGEMENT, THROUGH A LARGE PERCENTAGE OF OWNERSHIP, COULD CONTROL CERTAIN SHAREHOLDER VOTES

As of December 31, 2017, directors and officers of the Company and their affiliates owned, or had power to vote approximately 25.4% of the Company's outstanding shares of Common Stock.  This includes stock options that are either vested, or will be vested within 60 days of December 31, 2017.  Management and the Board, by virtue of this concentration of stock ownership, may be able to control the election of the Company’s Directors and to control the outcome of actions requiring shareholder approval.

CERTAIN PROVISIONS MAY DETER OR DISCOURAGE A CHANGE IN THE CONTROL OF THE COMPANY

The Company’s Certificate of Incorporation, Bylaws and the New York Business Corporation Law contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for shares of Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock or removal of the Company's management.

TEN LARGEST SHAREHOLDERS MAY BE LIABLE FOR UNPAID WAGES AND SALARIES

New York Business Corporation Law Section 630 holds the ten largest shareholders of a New York corporation liable for any wages or salaries that an employee or laborer is unable to collect from the Company.  Under Section 630, each of the ten largest shareholders of the Company could be personally liable for any wages or salaries earned for services provided to the Company for which the Company fails to make payment.

OUR ALLOWANCE FOR PROBABLE INCURRED LOAN LOSSES MAY BE INSUFFICIENT

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense.  This reserve represents our best estimate of probable incurred losses within the existing portfolio of loans.  The allowance, in our judgment, is necessary to reserve for probable incurred losses and risks incurred in the loan portfolio.  The level of the allowance reflects our ongoing evaluation of various factors, including growth of the portfolio, an analysis of individual credits, adverse situations that could affect a borrower’s ability to repay, prior and current loss experience, the results of regulatory examinations, and current economic conditions.  The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors both within and outside our control, including the possible collapse or insolvency of major area employers as a result of the current recession, may require an increase in the allowance for loan losses.  In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.  In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses.  Any increases in the allowance for loan losses will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

OUR INFORMATION SYSTEMS MAY EXPERIENCE AN INTERRUPTION OR BREACH IN SECURITY

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our general ledger, deposit, loan and other systems, including risks to data integrity.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

The Bank has a comprehensive Business Resumption Contingency Plan that sets forth plans and procedures for various types of identified risks including but not limited to fire, flooding, environmental disasters and technical causes.  The plan is updated periodically and approved by the Board of Directors on an annual basis.  A key component of the plan includes backup and recovery procedures for our core operating system.  The Bank has a contract with a third party (Sungard Availability Services) for this service, which includes the use of a test site in the event of an emergency.  Employees of the Bank perform a restoration of the core system on an annual basis at the test site.

OUR RESULTS MAY BE AFFECTED BY THE SOUNDNESS OF OTHER FINANCIAL INSTITUTIONS

We engage in trading, clearing, counterparty, and other types of transactions with other financial services institutions. We regularly review our exposure to these other institutions.  However, a default by one or more of these institutions could adversely affect our results from operations and financial condition.

PLAN OF DISTRIBUTION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The provisions of the Plan are discussed in question-and-answer form below.  Holders of shares of the Company’s Common Stock that do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check as in the past or by previously authorized direct deposit.  Shareholders that wish to participate in the Plan will need to complete and submit an Authorization Form as discussed below.  The Plan, a copy of which is attached as Annex 1 to this Offering Circular, is incorporated herein by reference.  All recipients of this Offering Circular are urged to read the Plan in its entirety.

The Plan provides holders of the Company’s Common Stock with a simple and convenient method of purchasing additional shares of Common Stock without fees of any kind.  Any holder of record of shares of Common Stock is eligible to join the Plan.

Participants in the Plan may:

1.Reinvest dividends on all shares held by a participant.

2.Reinvest dividends on less than all of the shares (minimum of 10% of share balance) held by a participant and continue to receive cash dividends on the other shares.

3.Invest by making voluntary additional cash payments at any time in an amount not less than $100.00, but up to $5,000.00 per quarter, whether or not dividends are being reinvested, and provided the Plan participant does not reside in the Commonwealth of Pennsylvania.

If a dividend has been declared, cash payments will be invested on the dividend payment date after they are received.  Shares purchased will also be entitled to subsequent dividends.

Purpose

(1)What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of the Company’s Common Stock with a simple, convenient and inexpensive method of investing cash dividends and additional voluntary cash payments in the purchase of additional shares of Common Stock without payment of any brokerage commissions or service charges.

Advantages

(2)What are the advantages of the Plan?

Plan participants may purchase additional shares of Common Stock quarterly with reinvested cash dividends on all or less than all of the shares (minimum of 10% of share balance) of the Company’s Common Stock, which they own.  Except for Plan participants residing in Pennsylvania, participants also may elect to purchase additional shares of Common Stock quarterly with voluntary additional cash payments of a minimum of $100.00 per quarter, up to a maximum of $5,000.00 per quarter.  No commissions or service charges are paid by participants in connection with purchases under the Plan.  Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant’s account.  In addition, dividends in respect of such fractions, as well as full shares, will be credited to a participant’s account.  Dividends on the shares in the participant’s account are automatically reinvested in the purchase of additional shares of Common Stock.  Participants are assured of safekeeping of shares credited to their accounts under the Plan.  Regular statements of account provide simplified record keeping.  The participant’s equity in the Company will increase with each dividend payment thereby generating additional dividend income to be invested.

Administration

(3)Who administers the Plan for participants?

American Stock Transfer and Trust Company, LLC (the “Agent”), 6201 15th Avenue, Brooklyn, New York, will administer the Plan for participants, including all record keeping, sending statements of account to participants and performing other duties relating to the Plan.  Shares of Common Stock purchased under the Plan will be held by and registered in the name of the Agent or its nominee as agent for the participants in the Plan.

Participation

(4)How does a shareholder participate?

A holder of record of shares of Common Stock may join the Plan by signing the Authorization Form, a copy of which is enclosed with this Offering Circular as Annex 2, and returning it to American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.  An Authorization Form and return envelope may be obtained at any time by calling 1-800-278-4353.  Written requests for Authorization Forms and return envelopes should be mailed to the Agent.  Shareholders may also join the Plan after reviewing the Offering Circular on the Agent’s website (www.astfinancial.com).  All holders of record of shares of Common Stock are eligible to participate in the Plan.  If a shareholder’s shares are held in the name of a broker or nominee, the ownership of the number of shares that the shareholder wishes to have participate in the Plan must first be transferred into the shareholder’s name in order to participate in the Plan.  (To affect such a transfer, a shareholder should contact his/her/its broker or nominee.)

(5)When may a shareholder join the Plan?

A holder of record of shares of Common Stock may join the Plan at any time.  An optional cash payment may be made at any time, including when joining the Plan, by enclosing a check or money order with an Authorization Form.

The Authorization Form must be received by the Agent no later than five business days prior to a record date for a dividend in order to reinvest that dividend through the Plan.  With respect to any Authorization Form received after such date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.

(6)What does the Authorization Form provide?

The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

1.Reinvest dividends paid on all shares held by a participant.

2.Reinvest dividends paid on less than all of the shares held by a participant and continue to receive cash dividends on the other shares.

3.Invest by making voluntary additional cash payments at any time of not less than $100.00 per quarter and not exceeding $5,000.00 per quarter, whether or not dividends are being reinvested.

Cash dividends on shares credited to a participant’s account under the Plan are automatically reinvested in the purchase of additional shares of Common Stock.

(7) How may a participant change options under the Plan?

A participant may change his/her/its investment option at any time by signing a new Authorization Form and returning it to the Agent.  Any change in option with respect to reinvestment of dividends must be received by the Agent at least five business days prior to the record date for the next succeeding dividend to allow sufficient time for processing. A participant also must submit an appropriately completed form at any time that a participant desires to make additional voluntary purchases of shares of Common Stock under the Plan.

Costs

(8)Are there any expenses to participants in connection with purchases under the Plan?

No.  All brokerage commissions or service charges will be paid by the Company for open market or negotiated purchases of shares.  No brokerage fees or service charges will be charged for purchases of shares under the Plan directly from the Company.  All costs of administration of the Plan are paid by the Company.

Purchases

(9)What will be the price of shares of Common Stock purchased under the Plan?

If original issue or treasury shares are purchased under the Plan directly from the Company, the Board of Directors has determined that the per share price of the Company’s Common Stock will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b) the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date or (c) the Company’s book value as of the end of the month in which the dividend is declared.  If the Board of Directors determines that the price so calculated does not reflect the fair market value of the Company’s Common Stock, Plan participants will be so notified by a supplement to this Offering Circular.

For example, if the Company declares a dividend on January 11, 2018, to shareholders of record as of January 26, 2018, the “ex-dividend” date will be one business day prior to the record, or January 25, 2018.  Such dividend will be payable on February 6, 2018.  The look-back period for calculating the fair market value will be the period from October 27, 2017 through January 24, 2018, and the book value will be determined as of January 31, 2018.

If shares are purchased under the Plan in the market or in privately negotiated transactions, such purchases will be made at prices not exceeding the price determined as set forth above, and the price to each participant’s account will be based on the average price of all shares so purchased.

(10)How many shares of Common Stock will be purchased for participants?

The number of shares to be purchased for a participant depends on the amount of a participant’s dividends and the prevailing price for the common stock as determined as set forth in section (9) hereof, as applicable, of the Common Stock on the relevant purchase date.  As soon as possible following each dividend payment date, each participant’s Plan account will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the amounts to be invested for a participant divided by the applicable purchase price.

(11)When will purchases of shares under the Plan be made?

On each dividend payment date, the cash dividends payable on all shares held in a participant’s Plan account, together with any voluntary additional cash payments that have been received from a participant at least five business days prior to the record date for such dividend, will be applied by the Agent to the purchase of additional shares of Common Stock.  Cash dividends on all shares of Common Stock purchased for each participant’s Plan account will automatically be reinvested in additional shares of Common Stock as described herein and in the Plan documents.

(12)How will shares be purchased?

The funds from cash dividends and voluntary additional cash payments will be used to acquire shares of Common Stock under the Plan in one or more of the four ways: (1) purchase newly issued shares directly from the Company; (2) purchase Treasury shares directly from the Company; (3) purchase outstanding shares in the market; (4) purchase shares in negotiated transactions.  If the Company sells newly issued and/or Treasury shares under the Plan, participants will become owners of such shares as of the dividend payment date.  To the extent shares are purchased in the open market and/or in negotiated transactions, such shares will generally be purchased within ten business days following a dividend payment date, subject to the availability of shares in the market and to any regulatory restrictions on such purchases to which the Company may be subject.  Plan participants will become owners of shares purchased for their accounts upon settlement of open market or privately negotiated purchases.

The Company will make every effort to reinvest all dividends promptly after receipt.  No interest will be paid on dividends or on voluntary additional cash payments pending investment of such funds.  To the extent that any dividends and/or any voluntary additional cash payments cannot be reinvested in shares of Common Stock within 45 days following a dividend payment date, then the Company reserves the right to distribute the uninvested dividends to the participants and to return any voluntary additional cash payments received.

Voluntary Additional Cash Payments

(13)How are voluntary additional cash payments made?

Except for Plan participants residing in Pennsylvania (see Page 38 of the Offering Circular), voluntary additional cash payments may be made at any time and the amount each time may be varied.  A voluntary additional cash payment may be made when enrolling by enclosing a check or money order with an Authorization Form.  Payments may not be less than $100.00 per quarter and cannot exceed $5,000.00 per quarter.  The Agent will send a receipt for each voluntary additional cash payment together with a statement for use in making the next such payment.  Note that purchases of shares with voluntary additional cash payments will only be made quarterly as well, and that no interest will be paid on such voluntary cash payments received pending the investment of such funds.  Accordingly, it is suggested that shareholders desiring to make voluntary additional cash purchases of shares under the Plan submit such payments together with an appropriately completed form to the Agent toward the end of a quarter.

Withdrawal From Participation

(14)How does a participant withdraw from the Plan?

In order to withdraw from the Plan, a participant must send a written request to the Agent.  When a participant withdraws from the Plan, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share, based upon the most recent average per share purchase price of Common Stock made under the Plan prior to the effective date of the withdrawal multiplied by the fractional interest.

(15)When may a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time.  To be effective for a given dividend payment date, the withdrawal notice must be received by the Agent at least five business days prior to the record date for that dividend.  Any notice of withdrawal received less than five business days prior to a dividend record date will not be effective until dividends paid for that record date have been reinvested and the shares credited to the participant’s Plan account.

(16)Can a participant re-enter the Plan after withdrawing?

Yes, by following the procedure for initial enrollment (see Question 4).

Other Information

(17)Will certificates automatically be issued for shares of Common Stock purchased under the Plan?

No. Unless requested by a participant, certificates for shares of Common Stock purchased under the Plan will not be issued.  All shares purchased will be held by the Agent as nominee of and for the benefit of Plan participants.  The number of shares purchased for each participant’s Plan account will be shown on a statement of account that each participant will receive at least quarterly from the Agent.  (This feature also protects against loss, theft or destruction of stock certificates.)

Certificates for any number of full shares credited to a participant’s Plan account will be issued without charge upon written request.  Such shares remain eligible to participate in the Plan, and if a participant remains in the Plan, any remaining full shares and fractional interests in the participant’s Plan account will continue to participate in the Plan as well.

The noncertificated shares credited to a participant’s Plan account cannot be pledged as collateral for a loan or other obligation of a participant.  A participant that wishes to pledge such shares must request that certificates for such shares be issued in his/her/its name.  Certificates representing fractional interests will not be issued under any circumstances.

(18)What happens when a participant who is reinvesting the cash dividends on shares registered in the participant’s name sells or transfers a portion of such shares?

If a participant who is reinvesting the cash dividends on shares of Common Stock registered in his/her/its name disposes of a portion of such shares with respect to which he/she/it is participating in the Plan, the Agent will continue to reinvest the dividends on the remainder of such shares that are participating in the Plan.

(19)What happens when a participant sells or transfers all of the shares registered in the participant's name?

If a participant disposes of all shares of Common Stock registered in his/her/its name, the Agent will continue to reinvest the dividends on any remaining shares credited to the participant’s Plan account unless the participant also withdraws those shares held in his/her/its Plan account as well.

(20)How may a participant transfer shares held in the participant’s Plan account?

A Plan participant that wishes to transfer shares held in his/her/its Plan account must first withdraw those shares from the Plan.  Upon the receipt of the certificate(s) representing such shares, the participant may then transfer those shares as the participant would any other securities including without limitation, compliance with applicable federal and state laws.

(21)If the Company has a rights offering, how will a participant’s entitlement be computed?

A participant’s entitlement in a rights offering will be based on the participant’s total holdings -- just as the participant's dividend is computed each quarter.  Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a participant’s Plan account will be sold for the participant’s account and the net proceeds will be treated as an optional cash payment.

(22)What happens if the Company issues a stock dividend or declares a stock split?

Any shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares credited to the account of a participant under the Plan will be added to the participant’s Plan account.  Stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

(23)How will a participant’s Plan shares be voted at meetings of shareholders?

All shares of Common Stock credited to a participant’s Plan account will be voted as the participant directs.  If on the record date for a meeting of shareholders there are shares credited to a participant’s Plan account, the participant will be sent the proxy material for that meeting.  If the participant returns an executed proxy card in a timely fashion, it will be voted in accordance with the instructions so received with respect to all shares credited to the participant’s Plan account.  All such shares may also be voted in person at any meeting of shareholders.  If the participant does not execute and return a proxy card in a timely fashion and does not attend the meeting and vote such shares in person, such shares will not be voted at that meeting.

(24)What are the federal income tax consequences of participation in the Plan?

The Company has not received a ruling from the Internal Revenue Service concerning the federal income tax consequences of participating in the Plan.  Participants are urged to consult their own tax advisers before joining the plan.  However, a general discussion of certain tax consequences follows:

(a)A participant in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on the dividend payment date of the shares of Common Stock credited to the participant’s Plan account.  To the extent that dividends paid by the Company to its shareholders are treated as made from the Company’s earnings and profits, those dividends are taxed in accordance with the provisions of the Internal Revenue Code for federal income tax purposes.  The Company has sufficient earnings and profits such that participants can expect that the full amount of any dividends paid will be currently taxable to Plan participants.

(b)The tax basis of shares purchased with reinvested dividends will equal the average price at which all shares were acquired with respect to a specific dividend payment.  Likewise, for each quarterly purchase of shares made with voluntary additional cash payments, the tax basis of such shares will equal the average price at which all such shares were acquired.

(c)A participant’s holding period for shares acquired pursuant to the Plan both with reinvested dividends and voluntary additional cash payments will begin on the day following the purchase of such shares.

(d)A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account, either upon the participant's request for certain of those shares or upon withdrawal from or termination of the Plan.

(e)A participant will realize long term or short-term gain or loss when shares are sold or exchanged, depending upon whether the shares have been held for more than one year at the time of disposition.  In the case of a fractional share, when the participant receives a cash adjustment for a fraction of a share credited to the participant's account upon withdrawal from or termination of the Plan, the amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis therefor.

(25)What are the responsibilities of the Company and the Agent under the Plan?

The Agent receives the participant’s dividend payments and voluntary additional cash payments, if any, invests such amounts in additional shares of the Company’s Common Stock, maintains continuing records of each participant’s account, and advises participants as to all transactions in and the status of their accounts.  The Agent acts as agent for the participants.

As soon as practical after each purchase for the account of a Plan participant, each participant will receive a statement of account from the Agent showing:  the total number of shares held in the participant’s Plan account; the amount of dividends received on the shares held in the participant’s Plan account; the amount invested on the participant’s behalf, including any voluntary additional cash payments received; the number of shares purchased; the price per share; and the acquisition date of such shares.  Additionally, each participant will continue to receive copies of the Company’s annual and other periodic reports to shareholders, proxy statements, and information for income tax reporting purposes.

The Company reserves the right to interpret and regulate the Plan as necessary or desirable in connection with the administration of the Plan.  In administering the Plan, neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, nor shall they have any duties, responsibilities or liabilities except as expressly set forth in the Plan.

Participants must recognize that neither the Company nor the Agent can provide any assurance that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

(26)May the Plan be changed or discontinued?

While the Company currently expects to continue the Plan indefinitely, it reserves the right to suspend, modify, or terminate the Plan at any time.  All participants will receive notice of any such suspension, modification, or termination.  All notices from the Agent or the Company to a participant will be addressed to the participant’s last address of record with the Agent. The mailing of a notice to a participant’s last address of record will satisfy the Plan requirement of giving notice to such participant.  Therefore, participants must promptly notify the Agent in writing of any change of address.

(27)To whom do I write for additional information concerning the Plan?

The Plan is administered by the Agent, and all correspondence should be directed to:

American Stock Transfer and Trust Company, LLC

Attention: Dividend Reinvestment Department

6201 15th Avenue

Brooklyn, New York 11219

1-800-278-4353

INFORMATION REGARDING THE COMPANY

GENERAL

The Company is a bank holding company incorporated under the New York Business Corporation Law on February 5, 1990 and headquartered in Hornell, New York. It is the sole shareholder of Steuben Trust Company (the “Bank”), a New York chartered commercial bank that commenced operations in 1902. The Bank’s deposits are insured by the FDIC. The Bank is not a member of the Federal Reserve System.

The Company also has a subsidiary trust, Steuben Statutory Trust II (see Subordinated Debentures on page 25). The Bank has a consolidated subsidiary insurance agency, Steuben Financial Services, Inc.

(“SFSI”).

The Bank is a locally managed and community oriented commercial bank which provides loans, both residential and commercial, and other traditional financial services to customers consisting principally of individuals and small to medium-sized businesses. The Bank attracts deposits from the general public, business and government entities through its offices and uses these funds and other available sources of funds to originate loans. The Bank seeks to provide personal attention and professional financial assistance to customers. The Bank’s philosophy includes providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently applied credit policies.

The Bank’s market primary market area is located in Western New York State – Steuben County (4 branches), Allegany County (7 branches), Livingston County (1 branch), Monroe County (1 branch), Wyoming County (1 branch), and a Representative Office in Erie County. Overall, the combined population of the Bank’s primary and extended markets was approximately 1 million based on 2010 census data. The three counties representing the majority of the Bank’s business – Steuben County, Allegany County and Livingston County, had a combined population of approximately 209,000 based on 2010 census data. The City of Hornell, where the administrative offices are located, has a population of approximately 9,000 based on 2010 census data.

As of December 31, 2017, the Bank had a total of approximately 122 full-time equivalent employees.

SELECTED FINANCIAL AND OTHER DATA (Unaudited)

The following tables set forth our selected consolidated historical financial and other data for the years indicated. The information at December 31, 2017 and 2016 and for the years ended is derived from consolidated financial statements and notes thereto beginning on page F-1. The selected consolidated financial data below should be read in conjunction with our consolidated financial statements and the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The historical results are not necessarily indicative of results that may be expected for any future period.

Condensed Consolidated Statements of Condition-Unaudited
	December 31,
	2017	2016
	(Dollars in thousands)
Assets
Cash and Due from Banks	$10,438	$14,001
Loans, net	314,016	297,686
Investment Securities	177,440	179,938
Premises & Equipment	6,441	6,289
Other Assets	18,335	18,209
Total Assets	526,670	516,123

Liabilities
Deposits	$428,504	$418,304
Borrowings	36,000	39,000
Subordinated Debentures	2,062	2,062
Accrued Interest Payable	142	94
Other Liabilities	4,605	5,148
Total Liabilities	471,313	464,608
Shareholders' Equity
Common Stock	$1,770	$1,759
Additional Paid-In Capital	5,909	5,469
Undivided Profits	51,483	48,128
Accumulated Other Comprehensive Loss	(1,127)	(1,197)
Treasury Stock	(2,678)	(2,644)
Total Equity	55,357	51,515
Total Liabilities and Shareholders' Equity	$526,670	$516,123

Condensed Consolidated Statements of Income-Unaudited
(Dollars in thousands except per share amounts)
	Years Ended
	12/31/17	12/31/16

Interest Income	$ 19,233	$ 18,341
Interest Expense	1,360	1,111
Net Interest Income	17,873	17,230
Provision for Loan Losses	405	289
Net Interest Income after
Provision for Loan Losses	17,468	16,941
Other Operating Income	4,397	4,298
Other Operating Expense	13,561	13,767
Income Before Income Tax	$ 8,304	$ 7,472
Income Tax	2,900	2,053
Net Income	$ 5,404	$ 5,419

Basic Earnings Per Share	$ 3.25	$ 3.28

Diluted Earnings Per Share	$ 3.25	$ 3.28

	Year ended December 31,
Other Financial Information	2017	2016
Return on Average Assets	1.03%	1.05%
Return on Average Equity	9.97%	10.39%
Dividend Payout Ratio	37.92%	35.63%

BUSINESS AND COMPETITION

Lending Activities

General

At December 31, 2017, the Bank's net loan portfolio totaled $314.0 million representing approximately 59.6% of its $526.7 million of total assets at that date. The principal segments of loans in the Bank’s portfolio are commercial loans, residential mortgage loans, and consumer loans.

Commercial Loans

The Bank originates secured and unsecured loans for commercial, corporate, agricultural, and business purposes. At December 31, 2017, $226.7 million (including unamortized loan fees/costs), or 71.3% of the Bank’s total loan portfolio consisted of commercial and agricultural loans. The Bank’s commercial loans consist primarily of loans secured by real estate, equipment, machinery and other corporate assets. Commercial loans are also made to provide working capital to businesses in the form of lines of credit which may be secured by real estate, accounts receivable, inventory, equipment, or other assets. The Bank had approximately $2.0 million of vehicle dealership floor plan loans to finance retail inventory outstanding at both December 31, 2017 and December 31, 2016. The financial condition and cash flow of commercial borrowers are monitored by the submission of quarterly, semi-annual and annual corporate financial statements, personal financial statements, and tax returns. The frequency of required financial information depends on the size and complexity of the credit and the collateral which secures the loan.

The Bank does not have any concentrations of loans exceeding 10% of loans to borrowers engaged in similar activities which would cause them to be similarly affected by economic or other conditions.

Residential Mortgage Loans

The Bank originates adjustable and fixed-rate residential mortgage loans and home equity loans and lines of credit to its retail customers. The Bank has historically been a portfolio lender. The Bank originates loans both for sale to the secondary market, and to hold in its portfolio. For example, during the year ended December 31, 2017, the Bank originated and sold $6.1 million of residential mortgage loans in the secondary market. At December 31, 2017, $73.2 million (including unamortized loan fees/costs), or 23.0% of the Bank’s total loan portfolio consisted of one to four family residential mortgage loans and home equity loans and lines of credit. Most of these loans are secured by property located in the Bank’s immediate market area.

The Bank may sell loans on the secondary market in order to manage liquidity and interest rate risk. At the year ended December 31, 2017, the Bank was servicing $38.3 million in residential mortgage loans previously sold to Federal Home Loan Mortgage Corporation (FHLMC).

The Bank originates residential mortgage loans in accordance with guidelines adopted by the Board of Directors, as modified from time to time.

Pursuant to these underwriting guidelines, the Bank will lend up to 80% of the appraised value of the property securing a single-family residential mortgage loan under certain circumstances. Generally, loans up to 95% of appraised value may be granted to borrowers who obtain private mortgage insurance.

Fixed rate home equity loans generally have had a maximum term of fifteen years, but are recently being offered with terms up to twenty years. Home equity lines of credit are variable rate open-end loans that generally have terms of twenty years. If the Bank has the first mortgage, both of these types of loans can generally be up to 85% of the appraised value in aggregate. If another bank has the first mortgage, both of these types of loans are generally originated for up to 75% of appraised value, less the amount of any existing prior liens on the property. The Bank secures these loans and lines with first or second mortgages. Certain policy exceptions can be approved by officers designated by the Board of Directors.

Typically, the Bank requires fire and extended casualty insurance in order to protect the property securing its residential and other mortgage loans. Generally, title insurance is required on all residential mortgage loans, but not on home equity loans and lines. However, an attorney's opinion letter may be requested on any home equity loans and lines with loan amounts of $200,000 and greater.

Consumer Loans

The Bank offers a full range of consumer loans in order to meet demand for such financial services from its customers and because such loans typically have shorter terms and higher interest rates than commercial or residential mortgage loans. Consumer loans are made on both a direct and indirect basis and may be secured or unsecured and include motor vehicle loans, personal loans, overdraft protection and recreational vehicle loans.

The Bank’s underwriting guidelines for such loans generally require that a borrower have been in his or her present job for a minimum of two years. A credit report is obtained on each borrower. Generally, the borrower’s total debt to income ratio should not exceed 40%. Loans secured by motor vehicles typically do not exceed 100% of the value of the car. However, the ability of the borrower to repay is the primary consideration. At December 31, 2017, $18.0 million (including unamortized loan fees/costs), or 5.7% of the Bank’s total loans, consisted of consumer loans.

Composition

The following table sets forth the Bank's loans by major categories as of the dates indicated:

	At December 31,	At December 31,
	2017	2016
	(Dollars in thousands)
Consumer:
Installment	$17,899	$18,321

Residential Mortgages:
Mortgages and home equity loans	72,560	72,502

Commercial:
Business and agricultural	226,687	209,795

Total loans, gross	317,146	300,618

Net unearned loan origination fees and costs	710	648
Total loans	$317,856	$301,266

Allowance for loan losses	(3,840)	(3,580)
Net loans	$314,016	$297,686

Policies and Procedures

The Bank’s written lending policies require underwriting, loan documentation, and credit analysis standards to be met prior to funding any loan. Lending authorities for the Bank’s officers are established by the Bank's Board of Directors consistent with the knowledge, training, experience, and lending record of each officer. Loan decisions for credits in excess of $1,000,000 are made by the Bank’s Board of Directors, or a Loan Committee comprised largely of Directors. After the loan has been approved and funded, continued periodic review is required. Due to the secured nature of residential mortgage loans and the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews of these loan types. The Bank has a policy of discontinuing accrual of interest income at the time the loan becomes 90 days delinquent, unless the loan is well secured and in process of collection. If circumstances warrant, accrual of interest may be discontinued prior to 90 days. If a loss of loan principal is probable, any payments received on that non-accrual loan is credited to principal until full recovery of past due payments has been recognized. The loan is not restored to accrual status until the customer demonstrates the ability to service the loan over its remaining life in accordance with the underlying note agreement. Loans are charged off in whole or in part upon a determination that a loss will occur. The Bank considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Bank measures certain impaired commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank collectively evaluates large groups of small balance, homogeneous loans which include commercial loans less than $100,000, all residential mortgages, automobile and other consumer loans. Non-accrual and delinquent loans are reviewed monthly for impaired loan identification.

The following table sets forth information concerning loan delinquency and other non-performing assets.

	At December 31,	At December 31,
	2017	2016
	(Dollars in thousands)
Loans accruing, but past due
30 to 89 days	$1,130	$1,715
Loans accruing, but past due
90 days and over	123	202
Total non-accrual loans	960	728
Other real estate owned, net of valuation adjustment	25	1,208
Total non-performing assets	$1,108	$2,138

Non-accrual loans as a percentage of total
loans, net of unearned loan
premium and fees	0.30%	0.24%
Non-performing assets as a percentage of
total assets	0.21%	0.41%

Non-performing assets are comprised of (i) loans accruing, but past due 90 days and over, (ii) non-accrual loans, and (iii) other real estate owned (“OREO”).

At December 31, 2017, the Bank had $476,000 in loans that were considered impaired and had a specifically identified allowance for probable incurred losses compared to $101,000 at December 31, 2016. Impairment applies to loans that are identified for evaluation on an individual basis. Loans are considered impaired when, based on current information and events, it is probable that the creditor will be unable to collect all interest and principal payments due according to the contractual terms of the loan agreement. The impairment allowance associated with these loans at December 31, 2017, was $283,000 compared to $19,000 at December 31, 2016. There were $3,369,000 considered impaired that required no allocated reserve at December 31, 2017, compared to $1,209,000 at December 31, 2016. At December 31, 2017 and December 31, 2016, non-accrual loans were 0.30% and 0.24%, respectively, of total loans, while non-performing assets were 0.21% and 0.41%, respectively, of total assets. At both December 31, 2017 and December 31, 2016, all problem loans were either classified as impaired or non-performing. Potential problem loans are loans which management has serious doubts as to the borrowers’ ability to comply with the present repayment terms and loans which management is actively monitoring due to changes in the borrowers’ financial condition. Impaired loans, non-performing loans, and potential problem loans have been considered in management’s analysis of the adequacy of the allowance for loan losses.

Real estate acquired by the bank as a result of foreclosure and/or deed in lieu of foreclosure is classified as OREO until it is sold. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. As of December 31, 2017 and December 31, 2016, the Bank had $62,000 and $1,434,000 respectively in OREO. The valuation allowance as of December 31, 2017, was $37,000 compared to $226,000 at December 31, 2016.

Allowance for Loan Losses

Management makes a continuing determination as to an appropriate provision from earnings to maintain an allowance for loan losses that is adequate for probable incurred losses in the loan portfolio. In making the determination, management utilizes a loan loss reserve analysis format which considers several factors including: loans criticized internally and/or externally by regulators and/or the Bank’s independent loan review firm, delinquent loans to include the amount and trends in delinquencies, projected future losses based upon historical data for loans which are currently performing as agreed, growth in the various segments of the Bank’s loan portfolio, analytical review of loan charge-off experience, other relevant historical and peer statistical ratios, and management's judgment with respect to local and general economic conditions and their impact on the existing loan portfolio.

The Bank has no credit exposure to foreign countries or foreign borrowers, or to “highly leveraged transactions,” as defined by the Federal Reserve Board.

Although the Bank uses its best judgment in underwriting each loan, industry experience indicates that a portion of the Bank’s loans nevertheless will become delinquent. Regardless of the underwriting criteria utilized by banks, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of collateral and unrelated problems affecting the repayment capacity of the borrower.

The following table sets forth year-end balances and changes in the allowance for loan losses and certain ratios for the year ended December 31, 2017 and 2016:

	At or For the Year	At or For the Year
	Ended December 31,	Ended December 31,
	2017	2016
	3

Average recorded investment in loans outstanding	$303,861	$293,383

Balance at beginning of year	$3,580	$3,290

Charge-offs:
Commercial	(23)	(81)
Real estate-mortgage	(14)	(7)
Consumer	(155)	(108)
Total charge-offs	(192)	(196)
Recoveries:
Commercial	12	162
Real estate-mortgage	-	-
Consumer	35	35
Total recoveries	47	197
Net charge-offs	(145)	1
Provision for loan losses	405	289

Balance at end of period	$3,840	$3,580

As a percent of average loans:
Net charge-offs	0.05%	0.00%
Provision for loan losses	0.13%	0.10%
Allowance for loan losses	1.26%	1.22%

Allowance as a percentage of
each of the following:
Total loans, net of unearned
loan premiums and fees	1.21%	1.19%
Total non-accrual and delinquent loans 90 days
and over and still accruing	354.57%	384.95%
Total non-accrual loans	400.00%	491.76%

The Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur. However, the following schedule sets forth the allocation of the allowance for loan losses among various categories. The allocation is based upon historical experience and specific reserves allocated to currently impaired loans. The entire allowance for loan losses is available for probable incurred losses which may occur in any loan category.

	At December 31, 2017		At December 31, 2016
		Percent of		Percent of
		Loans in		Loans in
		Each Category		Each Category
	Amount	of Loans	Amount	of Loans
		(Dollars in thousands)
Allocation of allowance
for loan losses:
Commercial	$3,409	71%	$3,156	70%
Mortgage	110	23%	126	24%
Consumer	206	6%	188	6%
Unallocated	115	n/a	110	n/a
Total	$3,840	100%	$3,580	100%

Securities Portfolio

The Bank maintains a securities portfolio for the secondary application of funds as well as a source of liquidity. The Bank classifies its securities as either “available for sale” or “held to maturity,” and does not hold any securities considered to be trading. Held to maturity securities are those securities that the Bank has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as accumulated other comprehensive loss as a separate component of shareholders' equity. Transfers of securities between categories are recorded at fair value at the date of transfer. The unrealized holding gains or losses included in the separate component of equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security. A decline in the fair value of any available for sale or held to maturity security below cost, deemed other than temporary, is charged to earnings for the portion related to credit and the portion related to other factors is recognized in other comprehensive income.

The following table sets forth the amortized cost and fair value of securities as of December 31, 2017 and 2016:

	At December 31, 2017		At December 31, 2016
	(Dollars in thousands)
	Amortized	Fair	Amortized	Fair
Available for Sale	Cost	Value	Cost	Value

Securities
U.S. Agency Bonds	$45,613	$46,237	$43,712	$44,760
State and Municipal Bonds	39,702	39,819	44,159	43,976
U.S. Agency MBS Bonds	79,787	79,541	79,938	79,677
Corporate Bonds	3,052	3,071	3,079	3,100
U.S. Equities	44	47	31	35
Total Securities	$168,198	$168,715	$170,919	$171,548

	At December 31, 2017		At December 31, 2016
	(Dollars in thousands)
	Amortized	Fair	Amortized	Fair
Held to Maturity	Cost	Value	Cost	Value

Securities
State and Municipal Bonds	$8,725	$8,789	$8,390	$8,474
Total Securities	$8,725	$8,789	$8,390	$8,474

As of December 31, 2017, 26.1% of the Bank’s total securities portfolio was held in U.S. Government Sponsored Agency Securities, 44.8% in U.S. Government Sponsored Agency mortgage-backed securities, 27.4% was held in municipal securities, and 1.7% was held in U.S. Corporate Bonds and Equities. All mortgage-backed securities are issued by or collateralized by U.S. Government Sponsored Agencies and backed by residential loans. The total carrying value of securities decreased from $179.9 million at December 31, 2016, to $177.4 million at December 31, 2017. At December 31, 2017, securities having a fair value of $117.8 million were pledged as collateral for public funds and other purposes as required or permitted by law. According to the following tables, 36.9% of the debt securities in the portfolio have contractual maturities within five years. Debt securities are shown at their stated maturity dates for the purposes of this table.

	At December 31, 2017
		After 1	After 5
		Year But	Years But
	Within 1	Within 5	Within 10	After 10
	Year	Years	Years	Years	Total
	(Dollars in thousands)
Available-for-Sale

Amortized Cost:
U.S. Agency	$3,019	$34,464	$8,130	$-	$45,613
State and Municipal	180	14,140	22,265	3,117	39,702
U.S. Agency MBS	17	1,655	22,283	55,832	79,787
U.S. Corporates	502	2,550	-	-	3,052
Total debt securities
at amortized cost	$3,718	$52,809	$52,678	$58,949	$168,154

	At December 31, 2017
		After 1	After 5
		Year But	Years But
	Within 1	Within 5	Within 10	After 10
	Year	Years	Years	Years	Total
	(Dollars in thousands)
Available-for-Sale

Fair Value:
U.S. Agency	$3,040	$34,668	$8,529	$-	$46,237
State and Municipal	180	14,243	22,315	3,081	39,819
U.S. Agency MBS	17	1,674	22,427	55,423	79,541
U.S. Corporates	504	2,567	-	-	3,071
Total debt securities
at amortized cost	$3,741	$53,152	$53,271	$58,504	$168,668

Weighted average interest rate
of debt securities	3.03%	2.44%	2.54%	2.18%	2.39%

	At December 31, 2017
		After 1	After 5
		Year But	Years But
	Within 1	Within 5	Within 10	After 10
	Year	Years	Years	Years	Total
Held-to-Maturity	(Dollars in thousands)

Amortized Cost:
State and Municipal	$7,440	$1,124	$161	$-	$8,725
Total debt securities
at amortized cost	$7,440	$1,124	$161	$-	$8,725

	At December 31, 2017
		After 1	After 5
		Year But	Years But
	Within 1	Within 5	Within 10	After 10
	Year	Years	Years	Years	Total
	(Dollars in thousands)
Held-to-Maturity

Fair Value:
State and Municipal	$7,453	$1,161	$175	$-	$8,789
Total debt securities
at amortized cost	$7,453	$1,161	$175	$-	$8,789

Weighted average interest rate
of debt securities	1.83%	3.18%	3.58%	-	2.03%

Deposits

The following table sets forth the breakdown of deposits as of December 31, 2017, and December 31, 2016. The Bank's total deposits increased to $428.5 million at December 31, 2017, from $418.3 million at December 31, 2016. The change was spread throughout the categories listed below.

	At December 31,	At December 31,
	2017	2016
	(Dollars in thousands)

Non-interest bearing	$111,384	$103,468
Interest bearing NOW and Money Market	132,049	126,564
Savings	69,723	68,529
Time Deposits	115,348	119,743
Total	$428,504	$418,304

Included in time deposits are certificates of deposit of $250,000 and brokered deposits. Brokered deposits amounted to $33.7 million at December 31, 2017, compared to $29.2 million at December 31, 2016. The following table breaks out these higher balance accounts and also the maturities of the categories. Of the Bank's certificates of deposit of $250,000 or more at December 31, 2017, $34.1 million are from local public entities (such as counties, school districts, villages). These deposits are considered a stable source of funding for the Bank.

	Certificates		Certificates
	$250,000 or more		less than $250,000
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Maturing in:		(Dollars in thousands)
3 months or less	$29,434	$33,024	$22,741	$23,824
3-12 months	7,915	13,504	26,728	23,213
Over 12 months	1,418	668	27,112	25,510
Total	$38,767	$47,196	$76,581	$72,547

Borrowings

The Bank has the ability to borrow money from the Federal Home Loan Bank of New York (the “FHLB”). This source of funds is used as a liquidity tool for the Bank. At December 31, 2017 the Bank had $36.0 million in borrowings from the FHLB compared to $39.0 million at December 31, 2016. The following is a tabulation of outstanding advances from the FHLB as of December 31, 2017 (in thousands):

		Weighted Average
Maturity Year	Amount	Interest Rate
2018	$24,500	1.55%
2019	5,500	1.74%
2020	3,000	1.82%
2021	3,000	1.65%

Total	$36,000	1.61%

Subordinated Debentures

On July 16, 2007, Steuben Statutory Trust II, a trust formed by the Company, completed a pooled private offering of $2,000,000 of trust preferred securities. The Company issued $2,062,000 of subordinated debentures to the trust in exchange for ownership of all common security of the trust and the proceeds of the preferred securities sold by the trust. The trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $62,000 and included in Other Assets.

The Company may redeem the subordinated debentures in whole or in part, in a principal amount with integral multiples of $1, quarterly at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon occurrence of specific events defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 1.55%. This rate resets on a quarterly basis and was 3.14% at December 31, 2017.

Interest Rate Risk Management

Asset/liability management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. The Bank typically defines interest-sensitive assets and liabilities as those that reprice within one year or less. Maintaining an appropriate match is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates.

The difference between interest-sensitive assets and interest-sensitive liabilities is known as the “interest sensitivity gap” (“GAP”). A positive GAP occurs when interest-sensitive assets exceed interest-sensitive liabilities repricing in the same time periods, and a negative GAP occurs when interest-sensitive liabilities exceed interest-sensitive assets repricing in the same time period. A negative GAP ratio suggests that a financial institution may be better positioned to take advantage of declining interest rates rather than increasing interest rates, and a positive GAP ratio suggests the converse.

The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value over a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of general interest rates in the economy. The Bank did take $2,000 in gains on sales of securities during 2017 compared to $33,000 for the year ended December 31, 2016. This was done to restructure the investment portfolio to help mitigate the overall interest rate risk of the Bank and also to provide liquidity for loan growth. The following table presents a summary of the Bank’s interest rate sensitivity at December 31, 2017:

	Interest Rate Sensitivity at December 31, 2017
		Over 1 Year
	One Year	through	Over 5
	or less	5 years	years	Total
	(Dollars in thousands)
Interest-earning assests: (1)
Loans (2)	$143,806	$156,622	$15,758	$316,186
Debt Securities (3)	32,532	97,326	44,422	174,280
Interest bearing due from banks	8,188	-	-	8,188
Total	$184,526	$253,948	$60,180	$498,654

Interest-bearing liabilities:
Interest-bearing deposits (4)	$288,590	$28,530	$-	$317,120
FHLB Advances	24,500	11,500	-	36,000
Subordinated Debentures	2,062	-	-	2,062
Total	$315,152	$40,030	$-	$355,182

Interest rate sensitivity gap:
Interval	$(130,626)	$213,918	$60,180	$143,472
Cumulative	$(130,626)	$83,292	$143,472	N/A
Ratio of cumulative gap to total
rate sensitive assets	-26.20%	16.70%	28.77%	N/A

(1)Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are anticipated to be paid based on amortization schedules and prepayment histories.

(2)Balances exclude unearned loan fees and costs of $710,000, and have also been reduced for non-accruing loans, which amounted to $960,000 at December 31, 2017.

(3)Debt securities are shown at par value and therefore exclude unrealized gains of $517,000 and net unamortized discounts/premiums of $2,600,000 at December 31, 2017.

(4)The Bank’s negotiable order of withdrawal (“NOW”) accounts, statement savings accounts and money market deposit accounts are generally subject to immediate withdrawal and are included in the “one year or less” category.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balances and Yields

The following table presents the total dollar amount of interest income from average interest-earning assets and the resulting rates, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. All average balances are daily average balances. Nonaccrual loans are included in average loan balances. The average balance of investment securities is presented at fair value for available for sale securities, and amortized cost for held-to-maturity securities.

	Twelve Months Ended December 31,
	2017			2016
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$303,860	$14,906	4.91%	$293,383	$14,024	4.78%
Securities	188,429	4,231	2.25%	190,506	4,271	2.24%
Interest bearing due from banks	12,441	96	0.77%	11,607	46	0.40%
Total interest-earning assets	$504,730	$19,233	3.81%	$495,496	$18,341	3.70%
Non-earning assets	21,281			21,168
Total assets	$526,011			$516,664
Interest-bearing liabilities:
NOW, MMA and Savings accounts	$214,615	$130	0.06%	$203,331	$68	0.03%
Time deposits	113,881	735	0.65%	123,996	634	0.51%
FHLB advances and fed funds purchased	29,101	438	1.51%	30,612	362	1.18%
Subordinated debentures	2,062	57	2.76%	2,062	47	2.28%
Total interest-bearing liabilities	$359,659	$1,360	0.38%	$360,001	$1,111	0.31%
Non-interest bearing deposits	107,633			99,594
Other non-interest bearing liabilities	4,536			4,936
Shareholders' equity	54,183			52,133
Total liabilities and
Shareholders' equity	$526,011			$516,664
Net Interest Income		$17,873	3.43%		$17,230	3.39%

Net yield on Interest earning assets			3.54%			3.48%
Average interest-earning assets to
average interest-bearing liabilities	140.34%			137.64%

Rate/Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume) and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	For the twelve months ended December 31,
	2017 vs. 2016			2016 vs. 2015
	Increase/(Decrease)		Total	Increase/(Decrease)		Total
	Due to		Increase/	Due to		Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets

Interest bearing balances with other banks	$6	$44	$50	$42	$4	$46

U.S. Agencies and MBS	$4	$97	$101	$57	$(162)	$(105)
Tax-exempt securities	(53)	(77)	(130)	4	(125)	(121)
Other stocks and bonds	(3)	(8)	(11)	3	6	9
Total Investments	$(52)	$12	$(40)	$64	$(281)	$(217)

Commercial loans	578	321	899	1,320	99	1,419
Mortgage loans	(57)	(33)	(90)	(100)	(110)	(210)
Personal loans and H/E LOCs	8	65	73	(1)	(36)	(37)
	$529	$353	$882	$1,219	$(47)	$1,172
Total interst-earning assets
	$483	$409	$892	$1,325	$(324)	$1,001
Interest-bearing liabilities

NOW, MMA and Savings accounts	$4	$58	$62	$5	$4	$9
Time deposits	(46)	147	101	(20)	(34)	(54)
Total deposits	$(42)	$205	$163	$(15)	$(30)	$(45)

FHLB Advances	$(17)	$93	$76	$19	$92	$111
Subordinated debentures	$-	$10	$10	$-	$8	$8
Total borrowings	$(17)	$103	$86	$19	$100	$119

Total interest-bearing liabilities	$(59)	$308	$249	$4	$70	$74

Increase/(Decrease)in Net interest income	$542	$101	$643	$1,321	$(394)	$927

REGULATION AND SUPERVISION

The references under this heading to various aspects of supervision and regulation are brief summaries which do not purport to be complete. However, to the knowledge of the Company’s management the summaries provide all material disclosure with respect to such supervision and regulations.

The Bank is chartered under the Banking Law of New York State and, as such, is examined and supervised by the New York State Department of Financial Services. The Bank’s deposits are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act. The Bank has elected not to be a state member bank of the Federal Reserve System. Therefore, as a “state non-member bank,” the FDIC is the federal agency responsible for regulation of the Bank, and the Bank is subject to examination and supervision by the FDIC.

As a New York State chartered “non-member bank,” the Bank is subject to numerous New York State and federal laws regulating, among other things, the Bank's conduct of its banking business (including loans, deposits and trust business), the capitalization and liquidity of the Bank, the opening and closing of branch offices, the issuance of Bank securities, and the Bank's engagement in activities closely related to banking.

The Company is a bank holding company within the meaning of the federal Bank Holding Company Act, and thus it is subject to the provisions of that Act. This requires the Company to be registered as a bank holding company with the Federal Reserve Board, which in turn requires it to file periodic and annual reports and other information concerning its own business operations and those of its subsidiaries with the Federal Reserve Board. Generally, the Company is subject to the Federal Reserve Board's ongoing supervision and examination.

In addition, under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls a majority of such shares. Federal Reserve Board approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company. Furthermore, any acquisition by a bank holding company of more than 5% of the voting shares, or of all or substantially all of the assets, of a bank located in another state may not be approved by the Federal Reserve Board unless the laws of that second state specifically authorize such an acquisition.

The Bank Holding Company Act also prohibits a bank holding company, with certain limited exceptions, from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank, or from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. The principal exception to these prohibitions involves certain specified activities which may be engaged in by the Company and its subsidiaries, including those activities which the Federal Reserve Board may find, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

A bank holding company may not, without providing 45-days prior notice to the Federal Reserve Board, purchase or redeem its own stock if the gross consideration to be paid therefore, when added to the net consideration paid by the Company for all purchases or redemptions by the Company of its equity securities within the preceding twelve months, will equal 10% or more of the Company's consolidated net worth.

The Federal Reserve Board possesses cease and desist powers over bank holding companies and their non-bank subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

In addition, the Company is required under the New York State Banking Law to obtain the prior approval of the New York State Department of Financial Services Board by a three-fifths vote of all the members thereof before the Company obtains, directly or indirectly, ownership or control of (including the power to vote) more than 10% of the voting stock of a second banking institution located in New York State.

In 1999, Congress passed the Gramm-Leach-Bliley Act. This law enables affiliations among banks, securities firms and insurance companies that would allow bank holding companies to offer their customers a broad range of non-banking services that are, however, financial in nature, such as securities underwriting, insurance, and merchant and investment banking. In order to engage in these activities, a bank holding company must qualify with the Federal Reserve Board as a “financial holding company”. The Company has qualified with the Federal Reserve as a financial holding company.

In 2010, the President signed into law the Dodd-Frank Act. This law resulted in significant changes to the banking industry. The provisions that have received the most public attention have been those that apply to larger financial institutions; however, the Dodd-Frank Act does contain numerous other provisions that affect all banks and bank holding companies and will impact how the Company and the Bank handle their operations. The Dodd-Frank Act requires various federal agencies, including those that regulate the Company and the Bank, to promulgate new rules and regulations and to conduct various studies and reports for Congress. The federal agencies are in the process of promulgating thee rules and regulations and have been given significant discretion in drafting such rules and regulations. Several of the provisions of the Dodd-Frank Act may have the consequence of increasing the Bank’s expenses, decreasing its revenues and changing the activities in which it chooses to engage. The specific impact of the Dodd-Frank Act on our current activities or new financial activities we may consider in the future, our financial performance, and the markets in which we operate will depend on the manner in which the relevant agencies develop and implement the required rules and regulations and the reaction of market participants to these regulatory developments.

The Dodd-Frank Act includes provisions that, among other things:

Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Department Insurance Fund (DIF), and increase the floor applicable to the size of the DIF.

Make permanent the $250,000 limit on deposits for federal deposit insurance, retroactive to January 1, 2008.

Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

Centralize responsibility for consumer financial protection by creating a new agency responsible for implementing, examining, and enforcing compliance with federal consumer financial laws under the newly created Consumer Financial Protection Bureau (“CFPB”)

Promulgate or revise regulations relating to the origination and servicing of consumer obligations, including residential mortgages.

On July 10, 2013, the FDIC adopted new rules for risk-based and leverage capital requirements for banks. The interim final rule implements a revised definition of regulatory capital, a new common equity tier 1 minimum capital requirement, a higher minimum tier 1 capital requirement and changes to the risk-based capital rules. In addition, the interim final rule establishes limits on a bank’s capital distribution and certain discretionary bonus payments if the bank does not hold a specified amount of common equity tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. The interim final rule amends the methodologies for determining risk-weighted assets for all FDIC supervised institutions. The rule applies to all banks and to bank holding companies with assets of more than $500 million. The final rule became effective on January 1, 2015. Both the Company and the Bank met all capital requirements they are subject to.

Future Legislation and Regulatory Initiatives

It is likely that additional legislation will be considered by Congress that, if enacted could have a significant impact on the operations of banks and bank holding companies, including Steuben Trust Corporation and the Bank.

PROPERTIES

As of December 31, 2017, the Bank has a branch office network of fourteen full service offices and one representative office. Of this total, the Bank owns eleven of such properties, including that in which its main office is located in Hornell, New York. The remaining branch locations are leased. The Bank will be opening a new full service office in Clarence, NY in 2018.

USE OF PROCEEDS

The net proceeds from the sale of any shares of Common Stock by the Company to the Plan will be used for the Company’s general corporate purposes, including investments in, extensions of credit or advances to, the Bank.

DESCRIPTION OF CAPITAL STOCK

The Company is authorized to issue up to 500,000 shares of Series A Preferred Stock, par value $10.00 per share, and up to 5,000,000 shares of Common Stock, par value $1.00 per share.

As of December 31, 2017, 1,770,399 shares of Common Stock were issued, and the Company had 439 shareholders of record. As of December 31, 2017, the Company held 104,436 shares of its Common Stock in treasury.

Common Stock

As of December 31, 2017, there were 1,770,399 shares of the Company’s Common Stock issued, and 3,229,601 shares of Common Stock currently remain available for issuance at the discretion of the Board of Directors. These shares may be issued for such purposes as financings, acquisitions, stock dividends, stock splits, employee incentive plans, dividend reinvestment plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company.

The Company’s dividend reinvestment and stock purchase plan is issued under Regulation A of the Securities Act of 1933. Currently, Regulation A is an exemption from registration for public offerings not exceeding $20 million in any 12-month period for Tier I offerings. This amount is the current requirement, and may change from time to time. To rely on this exemption, the Company has filed this offering statement with the SEC on Form 1-A.

Voting Rights. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Company's Common shareholders. Such shareholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of Directors.

Dividends. Under the New York Business Corporation Law, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent. In addition, under the New York Banking Law, the Bank may only pay dividends to the Company up to an amount equal to its net profits for that year combined with its retained net profits of the preceding two years. At December 31, 2017, the Bank’s dividend paying ability was $10,181,000.

The Company paid $1.235 per share in dividends during year ended December 31, 2017, versus $1.17 dividends during the year ended December 31, 2016. In the past, dividends have been paid on the Company’s Common Stock on a quarterly basis, and the usual quarterly dividend payment dates have been in February, May, August and November each year.

Liquidation Rights. In the event of liquidation, holders of the Company’s Common Stock will be entitled to receive, pro rata, any corporate assets remaining for distribution after all other corporate debts and obligations are satisfied.

Preemptive Rights. Holders of the Company's Common Stock do not have any preemptive rights with respect to any additional issuances by the Company of its capital stock or other securities.

Provisions for Corporate Defense. The Company’s Certificate of Incorporation contains several provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors. For example, it states that the affirmative vote of 75% of the entire Board of Directors or 75% of the Common Shares entitled to vote is required either (1) to amend the provisions in the Bylaws regulating the number and qualifications of Directors and any restrictions on Directors, or (2) remove a Director without cause.

Further, under the New York Business Corporation Law, and in the absence of any additional requirements imposed by a corporation's certificate of incorporation, mergers, consolidations and most other business combinations must be approved by two-thirds of the outstanding voting common shares. Thus, a bidder could acquire two-thirds of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction and force out the remaining shareholders. However, the Company’s Certificate of Incorporation requires the affirmative vote of either (a) 80% of the entire Board of Directors and 66 2/3% of the outstanding Common Shares entitled to vote, or (b) 75% of the outstanding Common Shares entitled to vote in favor of either (i) any merger or consolidation of the Company or any subsidiary under the terms of which the Common Shareholders of the Company shall, after the transaction, own less than 75% of the resulting entity, or (ii) the sale of all or substantially all of the assets of the Company or any subsidiary.

In addition, the Company’s Certificate of Incorporation requires any “Business Combination,” as defined in the Certificate, with a “Major Stockholder,” also therein defined, to be approved either (1) by the Board of Directors prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder, or (2) by unanimous approval of the Board of Directors prior to the Major Stockholder becoming such, as well as approval by a majority of the “Continuing Directors,” as defined in the Certificate of Incorporation, of the Business Combination, or (3) by 75% of the total number of Continuing Directors, or (4) by 75% of the outstanding Common Stock of the Company as well as 75% of the outstanding Common Stock owned by persons other than any Major Stockholder.

Notwithstanding the requirements described in the preceding paragraph, the Company’s Certificate of Incorporation provides that no Business Combination with a Major Stockholder may be approved unless the fair market value of the consideration received by the Company's Common Shareholders is not less than the highest per share price paid by the Major Stockholder for the Company's stock during the two years preceding the announcement of the proposed Business Combination.

For the purpose of the regulation of Business Combinations in the Company’s Certificate of Incorporation, the term “Business Combination” is defined to include any merger or consolidation with, or sale of assets to, directly or indirectly, a Major Stockholder or an affiliate or associate of a Major Stockholder; the term “Major Stockholder” is defined to include any person which, together with its affiliates and associates, is the beneficial owner of 10% or more of the outstanding shares of voting stock of the Company; and the term “Continuing Directors” is defined to include members of the Board of Directors prior to the time that a Major Stockholder becomes a Major Stockholder.

The Certificate of Incorporation authorizes the Directors of the Company, in taking any action (including actions on Business Combinations), to consider, without limitation, both the long term and the short term interests of the Company and its shareholders, employees, customers, creditors and the communities in which it operates.

While the Company believes that the provisions described above will best serve the interests of its shareholders, the provisions could also discourage takeover attempts, which some shareholders might deem to be in their interest, and may tend to perpetuate existing management.

Other Matters. American Stock Transfer and Trust Company, LLC, Brooklyn, New York, is the Company’s transfer agent. The shares of the Company’s Common Stock do not have any redemption or conversion provisions applicable thereto and under New York Business Corporation Law Section 630, during any time in which the shares of the Company's Common Stock are not listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, the ten largest common shareholders of the Company will jointly and severally be personally liable for all debts, wages and salaries due and owing to any of the Company's laborers, servants or employees (other than contractors) for services performed by them for the Company. Except as indicated above, no holders of the Company’s Common Stock will be personally liable for the debts of the Company solely by virtue of their ownership or control of shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

The Directors and executive officers of the Company and key officers of the Bank as of December 31, 2017, are as follows:

Current Position (s) withPrincipal Occupation During Past

Company Director   Five Years and/or Position(s) Held

Name        Age (or Bank)    Sincewith the Company (or Bank)

Brenda L. Copeland         66   Chief Executive    20032003 - 2017 - President & CEO of Steuben Trust

Officer, Corporation and Steuben Trust Company

Vice Chair and Director2017-Present-CEO of Steuben Trust Company and Steuben Trust Corporation

Michael E. Davidson       62Director    20082003 – Present - President A. Davidson & Bros. Inc.

Furniture Retailer

John S. Eagleton             55Director    20172013-2015- SVP, Evans Bank

2015-2017-EVP, Chief Commercial Lending Officer

Evans Bank

2017-Present, President of Steuben Trust Company

and Steuben Trust Corporation

Jack R. Emrick         63Senior Vice    N/A1992 – Present - Senior Vice President and Retail

President andSales Manager-Steuben Trust Company

Retail Sales Manager

Stoner E. Horey         71Director    19922003 - 2008  Director of Geriatrics and Extended

Care at Bath VA Medical Center

2009 – 2011 Hospitalist, The Exigence Group

2011 – 2014 – Physician, Delphi Medical Services

2015 – Present – Physician, semi-retired

James M. Knapp         48Senior Vice    N/A2004-2014- VP-Commercial Lender,

President and Asst.Community Bank N.A.

Retail Sales Manager2014-2015-SVP & Assistant Branch Admin, Steuben

Trust Company

2015 – Present SVP & Assistant Retail Sales

Manager, Steuben Trust Company

Sue A. Lacy         62Senior Vice     N/A1988 – Present  - Human Resources Manager

President andSteuben Trust Company

Human Resources Manager

L. Victor Myers         70Director    20112005 – 2010 SVP & Commercial & Agricultural

Loan Officer Steuben Trust Company

2011 – Present – Retired

James P. Nicoloff            63Executive Vice     N/A1992 – Present  - Executive Vice President and Chief

Presidentand ChiefFinancial Officer-Steuben Trust Corporation and

Financial OfficerSteuben Trust Company

Charles D. Oliver            75Director    1992Presently is, and has been for the past 5 years

General Manager

Charles F. Oliver & Son (farm machinery dealer)

Amanda S. Parker        53Director    20121994 – 2014 - CPA/Partner Bonadio & Company

2014 – Present – CPA/Partner – Parker & Lubanski

CPAs LLP

Amber R. Phelps            51Executive Vice     N/A1995 – 2004- Assistant Vice President & Information

President, and ChiefSystems Officer-Steuben Trust Company

Information Security 2004 – 2006  Vice President & Information Systems

OfficerOfficer-Steuben Trust Company

2006 – 2012  - Senior Vice President & Manager

Of  Information Technology Department-Steuben

Trust Company

2012-2016 – Executive Vice President, IT Systems

and Operations Manager-Steuben Trust Company

2016-present-Executive Vice President and Chief Information Security Office

David A. Shults        74Chairman of   1971Presently is, and has been for the past 5 years,

the Board andPartner, Shults & Shults, Attorneys;

DirectorGeneral Counsel to Bank

Maureen A. Smith        53Senior Vice     N/A2008-2013- VP, Credit Admin., Steuben Trust

President and Company

Loan Review2013-2016- VP ,Credit Admin. and Risk Management., Steuben Trust Company

2016-Present-SVP,  Credit Admin. and

Risk Management, Steuben Trust Company

Sherry C. Walton         65Director   1999Retired – Community Volunteer

Brian L. Wilkins         46Director   2015Presently is and has been for the past 5 years

President, Wilkins Recreational Vehicles, Inc.

Natalie M. Willoughby    63Senior Vice   N/A2002 – 2005  Vice President & Relationship

President andManager – The Private Bank of Bank of America,

Manager of Trust &Rochester, NY

Financial Services08/2005 – 06/2006  Vice President and Manager

Departmentof Trust & Financial Services Department-Steuben

Trust Company

6/2006 – Present - Senior Vice President and

Manager of Trust & Financial Services Department-

Steuben Trust Company

Gregory J. Wood         57Senior Vice President   N/A2005-2009 VP Commercial Lending, Bank of Castile

Commercial Loan2010 – Present  - Senior Vice President Commercial

ManagerLending, Steuben Trust Company

Mark Zupan         58Director   20172004-2014 Dean of Simon Business School

@ U of R

2014-2016 Director of Bradley Policy Center and

Olin Professor of Economics and Public Policy

@ Simon Business School – U of R

2016-present – President, Alfred University

Each of the officers of the Company and of the Bank serves at the discretion of its respective Board of Directors.  All Directors hold office for a one-year term until the next annual meeting of shareholders and until their successors are elected and have been qualified.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

All Directors of the Company are also directors of the Bank.  Through December 31, 2017, the Bank held 13 Board meetings and 39 Committee meetings.  Directors received $700 for each Board meeting attended through April 2017 and $750 thereafter, and $350 for each Committee meeting attended.  Beginning in July 2017, the Chair of each committee received an additional $100 for each meeting attended. Directors also receive a $4,500 retainer fee at year end ($2,000 additional for the board chairman, plus an additional $500 for the chairs of the Audit, Personnel, Loan, Trust and Scholarship committees) if they attend at least 60% of the Board meetings.

Executive Compensation

The following table sets forth the aggregate annual remuneration that was paid for the year ending December 31, 2017, for each of the five highest paid persons who were then officers of the Company or the Bank:

	Capacities in Which Remuneration	Aggregate
Name of Individual	was Received	Remuneration

Brenda L. Copeland	President, Chief Executive	$795,097
	Officer, Vice Chair and Director

James P. Nicoloff	Executive Vice President, Treasurer	$246,116
	and Chief Financial Officer

Gregory J. Wood	Senior Vice President and Commmercial	$200,930
	Loan Manager of Steuben Trust Company

John S. Eagleton	President and Director	$190,068
(began employment June 2017)

Hans R. Kunze	Senior Vice President and Commercial Loan	$173,375
	Officer and Farm Department Manager
	of Steuben Trust Company

Under the Executive Deferred Compensation Agreement (Deferral Agreement) with the Company, any officer with a title of senior vice president or above is eligible to participate in the plan and have a portion of their annual compensation deferred.  Such deferral amounts are placed in an interest-bearing account and will be repaid to the participants in accordance with the terms of their Deferral Agreement.

On April 15, 2010, the Company’s shareholders approved the adoption of a share based compensation plan, the Steuben Trust Corporation 2010 Long-Term Stock Incentive Plan (the “Incentive Plan”) for all employees.  The Incentive Plan permits the granting of non-qualified and incentive stock options and restricted stock grants, and reserves 80,000 shares of the Company’s stock for issuance thereunder.

The Incentive Plan is administered by a committee of the Board of Directors which is responsible for designating employees to receive awards, the type and number of awards granted and establishing the terms and conditions of the awards.  Option awards are granted with an exercise price at least equal to the market price of the Company’s common stock at the date of grant; those option awards may have vesting periods ranging up to ten years.  The fair value of each option is estimated on the date of grant using a closed form option valuation (Black-Scholes) model.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table sets forth information concerning the number of shares of Common Stock beneficially owned, directly or indirectly, as of December 31, 2017, by (i) each of the three highest paid persons who were then officers and/or Directors of the Company, (ii) all executive officers and Directors of the Company as a group, and (iii) each shareholder that owns more than 10% of the Company’s Common Stock:

Name and Address of	Number of Common Shares	Percent
Beneficial Owner	Beneficially Owned (1)	of Class

Brenda L. Copeland (2)	23,871.821	1.4%
One Steuben Square
Hornell, NY 14843

James P. Nicoloff (3)	3,500.000	0.2%
One Steuben Square
Hornell, NY 14843

Gregory J. Wood (4)	1,400.000	0.1%
One Steuben Square
Hornell, NY 14843

David A. Shults (5)	246,458.744	14.7%
One Steuben Square
Hornell, NY 14843

All Directors and Executive Officers	426,451.828	25.4%
as a Group (20 persons, including
those named above)

* Indicates less than 1% of the Company’s issued and outstanding shares of Common Stock.

(1)The securities “beneficially owned” by an individual have been determined in accordance with the definitions of “beneficial ownership,” “affiliate” and “associate” as set forth in SEC Rules 13d-3 and 12b-2 under the Exchange Act and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty days after December 31, 2017.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)    Includes 23,171.606 shares owned directly by Ms. Copeland, of which 1,200.000 shares exercisable after May 1, 2014,  900.000 shares exercisable on or after May 1, 2015, 900.000 shares exercisable after May 1, 2016, 1,600.000 shares exercisable after February 1, 2017, 2,800.000 shares exercisable after February 1, 2018  and 705.215 shares owned by Ms. Copeland’s spouse over which she has voting control as the holder of a power-of-attorney.

(3)Includes 800.000 shares in underlying options exercisable on or after May 1, 2014

Includes 600.000 shares in underlying options exercisable on or after May 1, 2015

Includes 600.000 shares in underlying options exercisable on or after May 1, 2016

(4)  Includes 200.000 shares in underlying options exercisable on or after May 1, 2014.

Includes 200.000 shares in underlying options exercisable on or after May 1, 2015.

Includes 200.000 shares in underlying options exercisable on or after May 1, 2016.

Includes 200.000 shares in underlying options exercisable on or after May 1, 2017.

Includes 200.000 shares in underlying options exercisable on or after February 1, 2017.

Includes 200.000 shares in underlying options exercisable on or after February 1, 2018.

(5)  Includes (i) 80,148.914 shares owned by Mr. D. Shults directly, (ii) 25,282.027 shares owned by Mr. D. Shults’ spouse, (iii) 141,027.803 shares owned by members of Mr. D. Shults’ family over which he has voting control as the holder of a power-of-attorney.

The following sets forth the shares awarded active officers under the Incentive Plan as of December 31, 2017:

Name of Holder	Number of shares of Common Stock	Type	Exercise Price	Vesting Dates	Shares Exercised	Shares Expired

Brenda L. Copeland	1200	NSO	$ 26.00	February 17, 2012	1200
	900	NSO	$ 26.00	February 17, 2013	900
	900	NSO	$ 26.00	February 17, 2014	900
	1200	NSO	$ 27.00	April 2, 2013	1200
	900	NSO	$ 27.00	April 2, 2014	900
	900	NSO	$ 27.00	April 2, 2015	900
	1200	NSO	$ 30.00	May 1, 2014
	900	NSO	$ 30.00	May 1, 2015
	900	NSO	$ 30.00	May 1, 2016
	800	NSO	$ 32.00	February 1, 2017
	600	NSO	$ 32.00	February 1, 2018
	600	NSO	$ 32.00	February 1, 2019
	800	ISO	$ 32.00	February 1, 2017
	600	ISO	$ 32.00	February 1, 2018
	600	ISO	$ 32.00	February 1, 2019
	800	NSO	$ 34.00	February 1, 2018
	600	NSO	$ 34.00	February 1, 2019
	600	NSO	$ 34.00	February 1, 2020
	800	ISO	$ 34.00	February 1, 2018
	600	ISO	$ 34.00	February 1, 2019
	600	ISO	$ 34.00	February 1, 2020

James P. Nicoloff	800	NSO	$ 26.00	February 17, 2012		800
	600	NSO	$ 26.00	February 17, 2013		600
	600	NSO	$ 26.00	February 17, 2014		600
	800	NSO	$ 27.00	April 2, 2013		800
	600	NSO	$ 27.00	April 2, 2014		600
	600	NSO	$ 27.00	April 2, 2015		600
	800	NSO	$ 30.00	May 1, 2014
	600	NSO	$ 30.00	May 1, 2015
	600	NSO	$ 30.00	May 1, 2016

Gregory J. Wood	400	NSO	$ 26.00	February 17, 2012	200	200
	300	NSO	$ 26.00	February 17, 2013		300
	300	NSO	$ 26.00	February 17, 2014		300
	400	NSO	$ 27.00	April 2, 2013		400
	300	NSO	$ 27.00	April 2, 2014		300
	300	NSO	$ 27.00	April 2, 2015		300
	200	NSO	$ 30.00	May 1, 2014
	200	NSO	$ 30.00	May 1, 2015
	200	NSO	$ 30.00	May 1, 2016
	200	NSO	$ 30.00	May 1, 2017
	200	NSO	$ 30.00	May 1, 2018
	100	NSO	$ 32.00	February 1, 2017
	100	NSO	$ 32.00	February 1, 2018
	100	NSO	$ 32.00	February 1, 2019
	100	NSO	$ 32.00	February 1, 2020
	100	NSO	$ 32.00	February 1, 2021
	100	ISO	$ 32.00	February 1, 2017
	100	ISO	$ 32.00	February 1, 2018
	100	ISO	$ 32.00	February 1, 2019
	100	ISO	$ 32.00	February 1, 2020
	100	ISO	$ 32.00	February 1, 2021

All Executive Officers	3200	NSO	$ 26.00	February 17, 2012	1500	1700
as a Group (7 persons including	2400	NSO	$ 26.00	February 17, 2013	900	1500
those named above)	2400	NSO	$ 26.00	February 17, 2014	900	1500

All Executive Officers	3400	NSO	$ 27.00	April 2, 2013	1200	2200
as a Group (7 persons including	2550	NSO	$ 27.00	April 2, 2014	900	1650
those named above)	2550	NSO	$ 27.00	April 2, 2015	900	1650

All Executive Officers	3060	NSO	$ 30.00	May 1, 2014
as a Group (8 persons including	2410	NSO	$ 30.00	May 1, 2015
those named above)	2410	NSO	$ 30.00	May 1, 2016
	460	NSO	$ 30.00	May 1, 2017
	460	NSO	$ 30.00	May 1, 2018

All Executive Officers	990	NSO	$ 32.00	February 1, 2017	20
as a Group (11 persons including	785	NSO	$ 32.00	February 1, 2018
those named above)	785	NSO	$ 32.00	February 1, 2019
	170	NSO	$ 32.00	February 1, 2020
	170	NSO	$ 32.00	February 1, 2021

All Executive Officers	1110	ISO	$ 32.00	February 1, 2017	20
as a Group (11 persons including	875	ISO	$ 32.00	February 1, 2018
those named above)	875	ISO	$ 32.00	February 1, 2019
	170	ISO	$ 32.00	February 1, 2020
	170	ISO	$ 32.00	February 1, 2021

All Executive Officers	800	NSO	$ 34.00	February 1, 2018
as a Group (11 persons including	600	NSO	$ 34.00	February 1, 2019
those named above)	600	NSO	$ 34.00	February 1, 2020

All Executive Officers	800	ISO	$ 34.00	February 1, 2018
as a Group (11 persons including	600	ISO	$ 34.00	February 1, 2019
those named above)	600	ISO	$ 34.00	February 1, 2020

CERTAIN TRANSACTIONS

No consideration, monetary or otherwise (including any formal or informal agreement relating to the payment of compensation in any form) has been given or offered to any shareholder, officer or Director of the Company or the Bank, or to any member of the immediate family of any of such persons, in connection with the shares offered hereby.

The Company’s officers and Directors and members of their immediate families and businesses in which these individuals may hold controlling interests are customers of the Bank and it is anticipated that such parties will continue to be Bank customers in the future.  Credit transactions with these parties are subject to review by the Bank’s Board of Directors and/or a Committee thereof.  All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of noncollectibility or present other unfavorable features.

LITIGATION

The Company is involved in legal proceedings in the normal course of business, none of which are expected to have a material adverse impact on the financial condition or results of the operations of the Company.

AVAILABLE INFORMATION

The Company’s principal executive offices are located at One Steuben Square, Hornell, New York, telephone (607) 324-5010.

The Company has filed with the Securities and Exchange Commission (“SEC”) a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of Common Stock offered hereby (“Offering Statement”).  This Offering Circular does not contain all of the information set forth in the Offering Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC.

The Offering Statement may be inspected and copied at prescribed rates at the public reference room maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549.  Copies of this material may also be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.  NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS OFFERING CIRCULAR.  THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN.  INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

NOTICE TO RESIDENTS OF PENNSYLVANIA

STEUBEN TRUST CORPORATION ("COMPANY") COMMON SHAREHOLDERS WHO ARE RESIDENTS OF PENNSYLVANIA ARE WELCOME TO ENROLL AND PARTICIPATE IN THE COMPANY’S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ("PLAN"). THE COMPANY IS CLAIMING AN EXEMPTION FROM REGISTRATION IN PENNSYLVANIA UNDER SECTION 203(n) OF THE PENNSYLVANIA SECURITIES ACT OF 1972. HOWEVER, TO COMPLY WITH THE REGULATIONS OF THE PENNSYLVANIA SECURITIES COMMISSION, PENNSYLVANIA RESIDENTS WHO PARTICIPATE IN THE PLAN ARE NOT PERMITTED TO MAKE VOLUNTARY ADDITIONAL CASH PURCHASES OF THE COMPANY’S COMMON SHARES UNDER THE PLAN.

INDEPENDENT AUDITOR AND LEGAL PROVIDER

The consolidated financial statements of Steuben Trust Corporation as of December 31, 2017, and 2016, and for the years then ended have been included herein in the Form 1-A Offering Statement. The consolidated financial statements of Steuben Trust Corporation as of December 31, 2017 and 2016, and the years then ended, have been audited by Crowe Horwath LLP, independent auditors.

Underberg & Kessler LLP, Rochester, New York, will issue a legal opinion concerning the validity of the common stock being sold in this Offering.

INDEPENDENT AUDITOR’S REPORT

Page

Independent Auditor’s ReportF-2

Crowe Horwath.

Crowe Horwath LLP
Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Steuben Trust Corporation
Hornell, New York

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Steuben Trust Corporation, which comprise the consolidated statements of financial condition as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steuben Trust Corporation as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
February 12, 2018

1.

Consolidated Statements of Financial Condition
December 31, 2017 and 2016
(In thousands, except share amounts)

	2017	2016
ASSETS

Cash and due from banks	$10,438	$14,001
Securities available-for-sale	168,715	171,548
Securities held-to-maturity (fair value $8,789 in 2017 and $8,474 in 2016)	8,725	8,390
Loans, net of allowance of $3,840 in 2017 and $3,580 in 2016	314,016	297,686
Premises and equipment, net	6,441	6,289
Accrued interest receivable	1,781	1,805
Goodwill and intangible assets, net	67	74
Bank owned life insurance	9,761	9,534
Other real estate owned	25	1,208
Other assets	6,701	5,588

TOTAL ASSETS	$526,670	$516,123

LIABILITIES

Deposits
Non-interest bearing	$111,384	$103,468
Interest bearing	317,120	314,836
Total deposits	428,504	418,304

Subordinated debentures	2,062	2,062
Advances from Federal Home Loan Bank	36,000	39,000
Accrued interest payable	142	94
Other liabilities	4,605	5,148
Total liabilities	$471,313	$464,608

SHAREHOLDERS' EQUITY

Common stock - $1 par value; 5,000,000 shares authorized,
1,770,399 shares issued in 2017,
1,758,793 shares issued in 2016	$1,770	$1,759
Additional paid-in capital	5,909	5,469
Retained earnings	51,483	48,128
Accumulated other comprehensive loss	(1,127)	(1,197)
Treasury stock, at cost, 104,436 shares in 2017, 104,483 shares in 2016	(2,678)	(2,644)
Total shareholders' equity	$55,357	$51,515

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 526,670	$ 516,123

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
December 31, 2017 and 2016
(In thousands, except per share amounts)

	2017	2016
INTEREST INCOME
Loans	$14,906	$14,024
Taxable securities	3,041	2,951
Tax Exempt securities	1,190	1,320
Balances at other depository institutions	96	46
Total interest income	19,233	18,341

INTEREST EXPENSE
Savings and time deposits	865	702
Federal Home Loan Bank advances	438	362
Subordinated debentures	57	47
Total interest expense	1,360	1,111

Net interest income	17,873	17,230

Provision for loan losses	405	289
Net interest income after provision for loan losses	17,468	16,941

OTHER INCOME
Service charges	2,397	2,477
Trust and investment services income	1,271	1,053
Insurance income	103	8
Gain on sale of investments and other assets	175	295
Other	451	465
Total other income	4,397	4,298

OPERATING EXPENSES
Salaries and employee benefits	8,103	8,129
Occupancy	881	842
Depreciation and amortization	530	545
Marketing and public relations	157	154
Office supplies, printing, postage and courier	484	361
Professional fees	108	151
Furniture and equipment maintenance	599	668
Other operating	2,699	2,917
Total operating expenses	13,561	13,767

Income before income taxes	8,304	7,472
INCOME TAXES	2,900	2,053

NET INCOME	$5,404	$5,419

Basic Earnings Per Share	$3.25	$3.28
Diluted Earnings Per Share	$3.25	$3.28

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
December 31, 2017 and 2016
(In thousands)
	2017	2016

Net Income	$5,404	$5,419

Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding loss arising during the period	(110)	(2,241)
Reclassification adjustment for gains included
in Gain on sale of investments and other assets	(2)	(33)
Tax effect	43	882
Net of tax	(69)	(1,392)

Defined benefit pension plans:
Net gain arising during period	78	39
Reclassification adjustment for amortization of net loss included
in Salaries and employee benefits	147	164
Tax effect	(86)	(88)
Net of tax	139	115

Total other comprehensive income (loss)	70	(1,277)

Comprehensive income	$5,474	$4,142

See accompanying notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2017 and 2016
(In thousands, except share data and per share amounts)
				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Income (Loss)	Stock	Total

BALANCE, JANUARY 1, 2016	$1,749	$5,141	$44,640	$80	$(2,543)	$49,067

Net income	-	-	5,419	-	-	5,419

Other comprehensive loss	-	-	-	(1,277)	-	(1,277)

Cash dividends paid:
$1.17 per Common share	-	-	(1,931)	-	-	(1,931)

Stock based compensation plan expense	-	12	-	-	-	12

Stock options exercised
1,000 Common shares	-	1	-	-	25	26

Treasury shares purchased:
3,834 Common shares	-	-	-	-	(126)	(126)

Stock sold:
10,170 Common shares
in Dividend Reinvestment Plan	10	315	-	-	-	325
BALANCE, DECEMBER 31, 2016	$1,759	$5,469	$48,128	$(1,197)	$(2,644)	$51,515

Net income	-	-	5,404	-	-	5,404

Other comprehensive income	-	-	-	70	-	70

Cash dividends paid:
$1.235 per Common share	-	-	(2,049)	-	-	(2,049)

Stock based compensation plan expense	-	12	-	-	-	12

Stock options exercised
1,880 Common shares	-	12	-	-	40	52

Treasury shares purchased:
1,908 Common shares	-	-	-	-	(75)	(75)

Stock sold:
75 Treasury shares	-	-	-	-	1	1
11,606 Common shares
in Dividend Reinvestment Plan	11	416	-	-	-	427
BALANCE, DECEMBER 31, 2017	$1,770	$5,909	$51,483	$(1,127)	$(2,678)	$55,357

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016
(In thousands)
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,404	$5,419
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	537	552
Provision for loan losses	405	289
Subsequent write down of other real estate	37	184
Gain on sale of investments and other assets	(175)	(295)
Amortization/accretion on securities available for sale	1,006	1,072
Loss on sale of other real estate	23	-
Net principal disbursed on loans held for sale	(6,088)	(9,374)
Proceeds from sale of loans held for sale	6,261	9,608
Earnings on Bank owned life insurance	(227)	(240)
Pension plan contribution	(2,000)	-
Stock based compensation plan expense	12	12
Deferred income tax expense (benefit)	1,206	(340)
Change in:
Accrued interest receivable	24	(47)
Other assets	(493)	(154)
Accrued interest payable	48	28
Other liabilities	(319)	446
Net cash provided by operating activities	5,661	7,160

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	3,002	5,929
Proceeds from maturities and redemptions of securities available for sale	9,800	9,020
Principal payments on securities available for sale	15,832	17,879
Purchases of securities available for sale	(26,917)	(31,481)
Purchases of securities held to maturity	(7,654)	(6,970)
Proceeds from maturities and redemptions of securities held to maturity	7,319	3,086
Loan originations and payments, net	(16,735)	(20,780)
Proceeds from sale of other real estate	1,123	14
Proceeds from sale of fixed assets	-	143
Capital expenditures	(551)	(155)
Net cash used in investing activities	(14,781)	(23,315)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	10,200	23,706
Maturities of Federal Home Loan Bank advances	(62,000)	(76,500)
Proceeds from Federal Home Loan Bank advances	59,000	76,500
Repayment of Federal Funds purchased	(13,000)	(11,500)
Proceeds from Federal Funds purchased	13,000	11,500
Common stock issued, dividend reinvestment plan	427	325
Treasury stock sold	53	26
Treasury stock purchased	(74)	(126)
Dividends paid	(2,049)	(1,931)
Net cash provided by financing activities	5,557	22,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,563)	5,845
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	14,001	8,156
CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,438	$14,001

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION	2017	2016
Cash paid during the year for:
Interest	$1,312	$1,083
Income taxes	2,720	2,100
Non-cash investing activities:
Transfer from loans to Other Real Estate Owned	-	273

See accompanying notes to consolidated financial statements.

1. ORGANIZATION

Steuben Trust Corporation (the Company) is both a bank holding company and a financial holding company subject to regulation by certain federal and state agencies, including the Federal Deposit Insurance Corporation. The Company, through its bank subsidiary, Steuben Trust Company (the Bank), provides financial services to individuals and businesses primarily in Steuben, Allegany, Erie, Livingston, Monroe and Wyoming counties in New York State. The Company also has an investment in a subsidiary trust, Steuben Statutory Trust II that is not consolidated (note 15). The Bank has a wholly owned consolidated subsidiary, Steuben Financial Services, Inc., an insurance agency.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America. The following is a description of the significant accounting policies followed by the Company.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 12, 2018, which is the date the financial statements were available to be issued.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Securities

The Company classifies its debt securities as either available for sale or held to maturity. Held to maturity securities are those debt securities, carried at amortized cost, that the Company has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale when the security might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on trade date using the specific identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level yield method without anticipating prepayments.

Interest income on residential, commercial real estate (construction and other) and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans including auto and other, are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

For all classes of loans, interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont.

Allowance For Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The Company’s provision for loan losses charged to operations is based upon management’s evaluation of the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable incurred loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans over $100,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent five years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

A description of each segment of the loan portfolio, along with the risk characteristics of each segment is included below:

Commercial Loans - Commercial loans are made to businesses generally located within the primary market area. Those loans are generally secured by business equipment, inventory, accounts receivable and other business assets. In underwriting commercial loans we consider the net operating income of the company, the debt service ratio and the financial strength, expertise and credit history of the business owners and/or guarantors. Because payments on commercial loans are dependent on successful operation of the business enterprise, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. We seek to mitigate these risks through underwriting policies which require such loans to be qualified at origination on the basis of the enterprise’s financial performance and the financial strength of the business owners and/or guarantors.

Commercial Real Estate Loans – We originate commercial real estate loans that are secured by properties used for business purposes, where the primary source of repayment is derived from rental income associated with the property. These properties include office buildings and retail facilities generally located within our primary market area. Underwriting policies provide that commercial real estate loans are in amounts less than the appraised value of the property. In underwriting commercial real estate loans, we consider the appraised value and net operating income of the property, the debt service ratio and the property owner’s and/or guarantor’s financial strength, expertise and credit history. Because payments on loans secured by commercial real estate properties are dependent on successful operation or management of the properties, repayment of commercial real estate loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Residential Real Estate Loans – Mortgage loans include residential mortgages and home equity loans secured by one to four family residences located within our primary market area. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment and an established credit record. Loans in excess of 80% of the appraised value of the property securing the loan require private mortgage insurance. The Company does not engage in subprime lending.

Consumer Loans – We originate consumer loans including auto loans to consumers in our primary market area. Credit approval for other consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically will have shorter terms and lower balances with higher yields as compared to real estate loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the rights (free of conditions that constrain it taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Other Real Estate Owned

Other real estate owned assets are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralized or consumer loans occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interests in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after foreclosure are expensed.

Premises And Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method with useful lives generally ranging from 15 to 39 years for building and related components and 3 to 7 years for furniture and equipment.

Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain directors, and an executive officer, some of whom are now retired. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists of the net unrealized holding gains or losses of securities available for sale, and changes in the funded status of the pension plan, net of the related tax effect.

Earnings Per Share

Basic earnings per common share is net income available to Steuben Trust Corporation common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

The factors used in computing earnings per share are as follows (in thousands except share and per share data):

		2017	2016
Basic:
	Net income	$5,404	$5,419

	Weighted average common shares outstanding	1,660,955	1,651,655

	Basic earnings per common share	$3.25	$3.28

Diluted:
	Net income	$5,404	$5,419

	Weighted average common shares outstanding
	for basic earnings per common share	1,660,955	1,651,655
	Add: Dilutive effects of stock options	2,027	1,397

	Average shares and dilutive potential
	common shares	1,662,982	1,653,052

	Diluted earnings per share	$3.25	$3.28

There were no stock options for shares of common stock that were not considered in computing diluted earnings per share for 2017 because they were antidilutive, compared to 6,700 for 2016.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans

The Bank sponsors a noncontributory defined benefit retirement plan for full-time employees who have attained the age of 21 and have a minimum of one year of service. New employees hired on or after March 1, 2009 are excluded from participation in the plan. The plan is frozen and curtailed to new benefit accruals. Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Accrued pension costs are funded to the extent deductible for federal income tax purposes.

The Bank also provides a savings and retirement 401(k) plan for all eligible employees who elect to participate. For the 2010 plan year, the Bank adopted a provision which provides a “safe harbor” matching contribution equal to 100% of the first 3% of compensation deferred, plus 50% of the next 2% of compensation deferred up to a maximum of 4%. Employer contributions are funded as they are accrued. There is also a discretionary contribution that may be paid to eligible employees. This is subject to approval by the Board of Directors annually.

Stock-Based Compensation

Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Long-Term Assets

These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis, and operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont.

Adoption Of New Accounting Standards And Newly Issued Not Yet Effective Accounting Standards

In February 2016, the FASB issued ASU 2016-02 - Leases (Topic 842). The ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In June 2016, FASB Issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU adds a new Topic 326 to the codification and removes the thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current U.S. GAAP, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove all recognition thresholds and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. The guidance in ASU 2016-13 is effective for fiscal years and for interim periods with those fiscal years beginning after

December 15, 2020. Early adoption of the guidance is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 provides updated accounting and reporting requirements for both public and non public entities. The most significant provisions that will impact the Corporation are: 1) equity securities available for sale will be measured at fair value, with the changes in fair value recognized in the income statement; 2) eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments at amortized cost on the balance sheet; 3) utilization of exit price notion when measuring the fair value of financial instruments for disclosure purposes; 4) require separate presentation of both financial assets and liabilities by measurement category and form of financial asset on the balance sheet or accompanying notes to the financial statements. The update will be effective for interim and annual reporting periods beginning after December 15, 2017, using a cumulative-effect adjustment to the balance sheet as of the beginning of the year adoption. Management does not expect the adoption will have a material impact on the consolidated financial statements; however, management expects potential changes to fair value footnote disclosures.

In May 2014, FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606).” The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. Management expects this to not have a material impact on the Company’s consolidated financial statements as most of the revenue relates to loans and other financial instruments which are scoped out. However, management does expect expansion to disclosures.

3. SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities and held-to-maturity investment securities portfolio at December 31, 2017 and 2016 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) for securities available for sale (in thousands):

	Amortized	Unrealized	Unrealized	Fair
2017	Cost	Gains	Losses	Value
Available-for-sale
U.S. Agency securities	$45,613	$878	$254	$46,237
State and municipal securities	39,702	388	271	39,819
U.S. Agency Mortgage-backed securities-residential	79,787	439	685	79,541
U.S. Corporate Bonds	3,052	21	2	3,071
U.S. Equities	44	4	1	47

Total securities available-for-sale	$168,198	$1,730	$1,213	$168,715

Held-to-maturity
State and municipal securities	$8,725	$64	$-	$8,789

Total securities held-to-maturity	$8,725	$64	$-	$8,789

	Amortized	Unrealized	Unrealized	Fair
2016	Cost	Gains	Losses	Value
Available-for-sale
U.S. Agency securities	$43,712	$1,258	$210	$44,760
State and municipal securities	44,159	417	600	43,976
U.S. Agency Mortgage-backed securities-residential	79,938	639	900	79,677
U.S. Corporate Bonds	3,079	28	7	3,100
U.S. Equities	31	4	-	35

Total securities available-for-sale	$170,919	$2,346	$1,717	$171,548

Held-to-maturity
State and municipal securities	$8,390	$84	$-	$8,474

Total securities held-to-maturity	$8,390	$84	$-	$8,474
Sales of available-for-sale securities were as follows (in thousands):

		2017	2016

Proceeds		$3,002	$5,929
Gross gains		2	33
Gross losses		-	-

The tax provision related to these net realized gains was $1,000 for 2017 compared to $13,000 for 2016.

3. SECURITIES - Cont.

Securities with unrealized losses at December 31, 2017 and 2016, not recognized in income, are as follows (in thousands):

	2017		2016

	Fair	Unrealized	Fair	Unrealized
Loss For Less Than 12 Months	Value	Losses	Value	Losses

Available-for-sale
U.S. Agency securities	$15,058	$78	$13,026	$210
State and municipal securities	5,906	57	18,488	571
U.S. Agency Mortgage-backed securities-residential	11,683	98	49,112	840
U.S. Corporate Bonds	-	-	-	-
U.S Equities	13	1	-	-
Total available-for-sale	$32,660	$234	$80,626	$1,621

	Fair	Unrealized	Fair	Unrealized
Loss For 12 Months Or More	Value	Losses	Value	Losses

Available-for-sale
U.S. Agency securities	$11,012	$176	$-	$-
State and municipal securities	8,059	214	566	29
U.S. Agency Mortgage-backed securities-residential	37,886	587	1,615	60
U.S. Corporate Bonds	496	2	491	7
U.S Equities	-	-	-	-
Total available-for-sale	$57,453	$979	$2,672	$96

	Fair	Unrealized	Fair	Unrealized
Total	Value	Losses	Value	Losses

Available-for-sale
U.S. Agency securities	$26,070	$254	$13,026	$210
State and municipal securities	13,965	271	19,054	600
U.S. Agency Mortgage-backed securities-residential	49,569	685	50,727	900
U.S. Corporate Bonds	496	2	491	7
U.S Equities	13	1	-	-
Total available-for-sale	$90,113	$1,213	$83,298	$1,717

Unrealized losses on the above securities have not been recognized into income because the issuers are of high credit quality, management does not intend to sell and it is unlikely that management will be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to fluctuations in interest rates. The fair value is expected to recover as the securities approach their maturity date and /or market rates adjust favorably.

3. SECURITIES - Cont.

The amortized cost and fair value of debt securities are shown by contractual maturity as of December 31, 2017 (in thousands):

	Amortized	Fair
	Cost	Value

Available-for-sale
Due in one year or less	$3,718	$3,741
Due after one year through five years	52,809	53,152
Due after five years through ten years	52,678	53,271
Due after ten years	58,949	58,504

Total available-for-sale	$168,154	$168,668

Held-to-maturity
Due in one year or less	$7,440	$7,453
Due after one year through five years	1,124	1,161
Due after five years through ten years	161	175
Due after ten years	-	-

Total held-to-maturity	$8,725	$8,789

At December 31, 2017 and 2016, securities with a fair value of $117,813,000 and $127,235,000 respectively, were pledged to secure governmental deposits, Federal Home Loan Bank advances and for other purposes as required or permitted by law. At year end 2017 and 2016, there were no holdings of securities of any one issuer, other than U.S. Government agencies, in an amount greater than 10% of shareholders’ equity.

4. LOANS

The following is a summary of loans outstanding at year-end (in thousands):

	2017	2016

Residential mortgages and home equity loans	$72,560	$72,502
Commercial loans	106,641	105,355
Commercial real estate loans	120,046	104,440
Consumer loans	17,899	18,321
Total	317,146	300,618

Net unearned loan origination fees and costs	710	648

Total loans	$317,856	$301,266

The recorded investment in loans includes principal outstanding adjusted for net unearned loan origination fees and cost, net loan premiums and discounts and loss on any loan charge-offs. The recorded investment in loans does not include accrued interest receivable, as the effect is not considered to be material. Commercial real estate loans are defined as loans secured by real estate for which rental income on the collateral property is the primary source of repayment of the loan.

The Company’s market area is largely Steuben, Allegany, Monroe, Livingston, Erie and Wyoming counties in New York State. Most of its loans are made in its market area and, accordingly, the ultimate collectability of the Company’s loan portfolio is susceptible to changes in market conditions in this area.

4. LOANS - Cont.

The following is a summary of changes in the allowance for loan losses by portfolio segment as of December 31, 2017 and 2016 (in thousands):

		Commercial	Residential
		Real	Real
2017	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,200	$1,956	$126	$188	$110	$3,580
Provision for loan losses	28	236	(2)	138	5	405
Loan charge-offs	(23)	-	(14)	(155)	-	(192)
Recoveries	12	-	-	35	-	47

Total ending allowance balance	$1,217	$2,192	$110	$206	$115	$3,840

		Commercial	Residential
		Real	Real
2016	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,263	$1,552	$115	$173	$187	$3,290
Provision for loan losses	(25)	285	18	88	(77)	289
Loan charge-offs	(81)	-	(7)	(108)	-	(196)
Recoveries	43	119	-	35	-	197

Total ending allowance balance	$1,200	$1,956	$126	$188	$110	$3,580

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2017 and 2016 (in thousands):

		Commercial	Residential
		Real	Real
2017	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$283	$-	$-	$-	$-	$283
Collectively evaluated for impairment	934	2,192	110	206	115	3,557

Total ending allowance balance	$1,217	$2,192	$110	$206	$115	$3,840

Loans:
Individually evaluated for impairment	$718	$3,127	$-	$-	$-	$3,845
Collectively evaluated for impairment	105,923	116,919	73,165	18,004	-	314,011

Total ending loan balance	$106,641	$120,046	$73,165	$18,004	$-	$317,856

		Commercial	Residential
		Real	Real
2016	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$19	$-	$-	$-	$-	$19
Collectively evaluated for impairment	1,181	1,956	126	188	110	3,561

Total ending allowance balance	$1,200	$1,956	$126	$188	$110	$3,580

Loans:
Individually evaluated for impairment	$489	$821	$-	$-	$-	$1,310
Collectively evaluated for impairment	104,866	103,619	73,037	18,434	-	299,956

Total ending loan balance	$105,355	$104,440	$73,037	$18,434	$-	$301,266

4. LOANS - Cont.

The following table presents loans evaluated for impairment by class of loans as of December 31, 2017 and 2016 (in thousands):

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
2017	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$242	$242	$-	$242	$10	$10
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	3,127	3,127	-	3,144	167	167
Residential Real Estate	-	-	-	-	-	-
With an allowance recorded:
Commercial	476	476	283	487	8	8
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	$3,845	$3,845	$283	$3,873	$185	$185

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
2016	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$388	$388	$-	$325	$24	$24
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	821	821	-	833	56	56
Residential Real Estate	-	-	-	-	-	-
With an allowance recorded:
Commercial	101	101	19	167	-	-
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	$1,310	$1,310	$19	$1,325	$80	$80

Nonaccrual loans and loans past due 90 days and over and still accruing include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual and loans past due 90 days and over and still on accrual by class of loans as of December 31, 2017 and 2016 (in thousands):

	2017			2016
	Loans Past Due			Loans Past Due
	90 Days and Over and			90 Days and Over and
	Still Accruing	Nonaccrual	Total	Still Accruing	Nonaccrual	Total
Commercial	$-	$597	$597	$46	$216	$262
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	191	191	-	168	168
Consumer	6	35	41	-	90	90
Residential Real Estate	117	137	254	156	254	410

Total	$123	$960	$1,083	$202	$728	$930

4. LOANS - Cont.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2017 and 2016 by class of loans (in thousands):

	30-59	60-89	Greater than
	Days	Days	89 days	Total	Loans Not
2017	Past Due	Past Due	Past Due	Past Due	Past Due	Total
Commercial	$650	$-	$597	$1,247	$105,394	$106,641
Commercial Real Estate:
Construction	-	-	-	-	6,965	6,965
Other	108	2	191	301	112,780	113,081
Consumer	217	19	29	265	17,739	18,004
Residential Real Estate	160	-	237	397	72,768	73,165

Total	$1,135	$21	$1,054	$2,210	$315,646	$317,856

	30-59	60-89	Greater than
	Days	Days	89 days	Total	Loans Not
2016	Past Due	Past Due	Past Due	Past Due	Past Due	Total
Commercial	$662	$128	$262	$1,052	$104,303	$105,355
Commercial Real Estate:
Construction	-	-	-	-	7,273	7,273
Other	190	-	168	358	96,809	97,167
Consumer	237	56	39	332	18,102	18,434
Residential Real Estate	385	106	389	880	72,157	73,037

Total	$1,474	$290	$858	$2,622	$298,644	$301,266

Troubled Debt Restructurings:

The Company has not identified any troubled debt restructurings at and during the years ending December 31, 2017 and 2016.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100,000, and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

4. LOANS - Cont.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $100,000 or are included in groups of homogeneous loans. Loans categorized as “not rated” are evaluated based on delinquency which is previously presented. As of December 31, 2017 and 2016, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):

	Not		Special	Sub-
2017	Rated	Pass	Mention	standard	Doubtful	Total
Commercial	$-	$102,136	$3,325	$1,180	$-	$106,641
Commercial Real Estate:
Construction	-	6,965	-	-	-	6,965
Other	-	109,574	67	3,440	-	113,081
Consumer	18,004	-	-	-	-	18,004
Residential Real Estate	73,165	-	-	-	-	73,165

Total	$91,169	$218,675	$3,392	$4,620	$-	$317,856

	Not		Special	Sub-
2016	Rated	Pass	Mention	standard	Doubtful	Total
Commercial	$-	$101,871	$1,032	$2,406	$46	$105,355
Commercial Real Estate:
Construction	-	7,273	-	-	-	7,273
Other	-	96,037	164	966	-	97,167
Consumer	18,434	-	-	-	-	18,434
Residential Real Estate	73,037	-	-	-	-	73,037

Total	$91,471	$205,181	$1,196	$3,372	$46	$301,266

5. FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities

The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisal. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such

5. FAIR VALUE - Cont.

adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans and real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once received, it is reviewed by one of the Company’s appraisal reviewers. The assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics are reviewed. On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

Assets measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements at
	December 31, 2017 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Financial Assets	Value	(Level 1)	(Level 2)	(Level 3)
Securities-available-for-sale
U.S. Agency securities	$46,237	$-	$46,237	$-
State and municipal securities	39,819	-	39,819	-
U.S. Agency mortgage-backed securities-residential	79,541	-	79,541	-
U.S. Corporate Bonds	3,071	-	3,071	-
U.S. Equities	47	47	-	-

Total investment securities available-for-sale	$168,715	$47	$168,668	$-

	Fair Value Measurements at
	December 31, 2016 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Financial Assets	Value	(Level1)	(Level2)	(Level3)
Securities-available-for-sale
U.S. Agency securities	$44,760	$-	$44,760	$-
State and municipal securities	43,976	-	43,976	-
U.S. Agency mortgage-backed securities-residential	79,677	-	79,677	-
U.S. Corporate Bonds	3,100	-	3,100	-
U.S. Equities	35	35	-	-

Total investment securities available-for-sale	$171,548	$35	$171,513	$-

There were no transfers between Level 1 and Level 2 during 2017 or 2016.

5. FAIR VALUE - Cont.

Assets measured at fair value on a nonrecurring basis are summarized below (in thousands):

			Fair Value Measurements at
			December 31, 2017 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Commercial	$435	$-	$-	$435
Commercial Real Estate	3,127	-	-	3,127
Other real estate owned, net:
Commercial	-	-	-	-
Commercial Real Estate	-	-	-	-
Residential	25	-	-	25

			Fair Value Measurements at
			December 31, 2016 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Commercial	$470	$-	$-	$470
Commercial Real Estate	821	-	-	821
Other real estate owned, net:
Commercial	75	-	-	75
Commercial Real Estate	866	-	-	866
Residential	267	-	-	267

The following table presents quantitative information about level 3 fair value measurements for assets measured at fair value on a non-recurring basis at December 31, 2017 and 2016 (amounts in thousands):

5. FAIR VALUE - Cont.

		Valuation		Weighted
December 31, 2017	Fair Value	Techniques	Unobservable Inputs	Average
Impaired Loans:
Commercial	$ 435	Sales comparison approach	Adjustment for differences
			between comparable sales	16.7%

Commercial-Real Estate	3,127	Sales comparison approach	Adjustment for differences
			between comparable sales	25.0%
Real estate owned:
Residential Real Estate	25	Sales comparison approach	Estimate of value from
			pending and comparable sales	6.0%

		Valuation		Weighted
December 31, 2016	Fair Value	Techniques	Unobservable Inputs	Average
Impaired Loans:
Commercial	$ 470	Sales comparison approach	Adjustment for differences
			between comparable sales	6.0%

Commercial-Real Estate	821	Sales comparison approach	Adjustment for differences
			between comparable sales	10.0%
Real estate owned:
Commercial	75	Sales comparison approach	Estimate of value from
			pending sale	6.0%

Commercial-Real Estate	866	Income approach	Estimate of value from
			pending and comparable sales	6.0%
Residential Real Estate	267	Income approach	Estimate of value from
			pending and comparable sales	6.0%

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $3,845,000, with a valuation allowance of $283,000 at December 31, 2017, resulting in an additional $264,000 provision for loan losses at December 31, 2017. At December 31, 2016, impaired loans had a recorded investment of $1,310,000, with a valuation allowance of $19,000, resulting in no additional provision for loan losses for the year ending December 31, 2016.

Other real estate owned which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $25,000, which is made up of the outstanding balance of $62,000, net of a valuation allowance of $37,000 at December 31, 2017, resulting in a write-down of $37,000 for the year ending December 31, 2017. At December 31, 2016, other real estate owned had a net carrying amount of $1,208,000, which is made up of the outstanding balance of $1,434,000, net of a valuation allowance of $226,000, resulting in a write-down of $184,000 for the year ending December 31, 2016.

The carrying amount and estimated fair values of financial instruments at December 31, 2017 and 2016 were as follows (in thousands):

5. FAIR VALUE - Cont.

		Fair Value Measurements at
	Carrying	December 31, 2017 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$10,438	$10,438	$-	$-	$10,438
Securities available-for-sale	168,715	47	168,668	-	168,715
Securities held-to-maturity	8,725	-	8,789	-	8,789
Net loans	314,016	-	-	312,349	312,349
Accrued interest receivable	1,781	-	931	850	1,781

Financial liabilities
Demand and savings deposits	313,156	313,156	-	-	313,156
Time deposits	115,348	-	114,635	-	114,635
Advances from FHLB	36,000	-	35,878	-	35,878
Subordinated debentures	2,062	-	1,678	-	1,678
Accrued interest payable	142	-	142	-	142

		Fair Value Measurements at
	Carrying	December 31, 2016 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$14,001	$14,001	$-	$-	$14,001
Securities available-for-sale	171,548	35	171,513	-	171,548
Securities held-to-maturity	8,390	-	8,474	-	8,474
Net loans	297,686	-	-	294,146	294,146
Accrued interest receivable	1,805	-	957	848	1,805

Financial liabilities
Demand and savings deposits	298,561	298,561	-	-	298,561
Time deposits	119,743	-	119,364	-	119,364
Advances from FHLB	39,000	-	38,987	-	38,987
Subordinated debentures	2,062	-	1,572	-	1,572
Accrued interest payable	94	-	94	-	94

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities.

Loans: The fair value is estimated using an internally generated cash flow, consisting of beginning known or estimated maturities, known or estimated principal payments, and assumed prepayments. Each month’s cash flow is then discounted to the current market or discount rate. The discount rate for fair value purposes is the current offering rate for the same loan category. The sum of the values for each period is aggregated to produce a value for the position as a whole.

Time Deposits: The fair value is estimated using internally generated cash flows, consisting of beginning known or estimated maturities, known or estimated principal payments, and usually a small assumed early withdrawal. Each month’s cash flow is then discounted to that month’s current market or discount rate modified by a constant spread. The current market rate varies by month, and is based on the LIBOR/swap curve. The sum of the values for each period is aggregated to produce a value for the position as a whole.

Borrowings: The fair values of the Company’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the current borrowings for similar types of borrowing arrangements resulting in a Level 2 classification. The fair values of the Company’s subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued Interest Receivable/Payable: The carrying amount of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification is consistent with the classification of the asset or liability they are associated with.

Off-Balance Sheet Instruments: Fair values for off-balance sheet, credit- related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

6. OTHER REAL ESTATE OWNED

Other real estate owned at December 31, 2017 and 2016 was as follows (in thousands):

	2017	2016

Other real estate owned	$ 62	$1,434
Valuation allowance	(37)	(226)

Net other real estate owned	$ 25	$1,208

Activity in the valuation allowance was as follows (in thousands):
	2017	2016

Beginning of Year	$ 226	$129
Additions charged to expense	37	184
Direct write-downs	(226)	(87)

End of Year	$ 37	$226

Expenses related to foreclosed assets include (in thousands):
	2017	2016

Net loss on sales	$ 23	$-
Provision for unrealized losses	37	184
Operating (income) expenses, net of rental income	(7)	73

End of Year	$ 53	$257

7. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2017 and 2016 consist of the following (in thousands):

	2017	2016

Land	$2,036	$2,036
Bank premises	8,031	7,623
Furniture and equipment	7,198	7,055
Cost basis	17,265	16,714
Accumulated depreciation	10,824	10,425

Net	$6,441	$6,289

Depreciation expense was $399,000 and $434,000 for 2017 and 2016, respectively.

Operating Leases

The Company leases certain branch properties and equipment under operating leases. Rent expense was $247,000 for 2017 and $243,000 for 2016. Rent commitments, before considering renewal options that generally are present, were as follows (in thousands):

Year	Amount

2018	$216
2019	166
2020	162
2021	111
2022	41
Thereafter	-

Total	$ 696

8. GOODWILL AND INTANGIBLE ASSETS

The Company acquired Canisteo Savings and Loan Association (Canisteo) on February 20, 2009. As a result of this acquisition, goodwill of $64,000 was recorded by the Company. An annual impairment analysis of goodwill is performed with any identified impairment charged to expense. No impairment was identified in either 2017 or 2016. Also as a result of this acquisition, a core deposit intangible amount of $65,000 was initially recorded by the Company. The Company recorded $7,000 in annual amortization expense associated with this item during 2017 and 2016. The remaining net amount of $3,000 is included in goodwill and intangible assets on the Statement of Financial Condition as of December 31, 2017, compared to $10,000 at December 31, 2016. The remaining core deposit intangible will be amortized over 1 more year.

9. INCOME TAXES

The components of income tax expense/(benefit) on operations are as follows (in thousands):

Expense due
			Deferred	to Enactment of
			expense	Federal Tax
		Current	(benefit)	Reform	Total
Year ended December 31, 2017
	Federal	$ 1,686	$ 658	$ 499	$ 2,843
	State	8	49	-	57

Total		$ 1,694	$ 707	$ 499	$ 2,900

Expense due
			Deferred	to Enactment of
			expense	Federal Tax
		Current	(benefit)	Reform	Total
Year ended December 31, 2016
	Federal	$ 2,304	$ (277)	$ -	$ 2,027
	State	89	(63)	-	26

Total		$ 2,393	$ (340)	$ -	$ 2,053

The Company’s balance sheet tax accounts have been adjusted to reflect the effects of the federal tax reform enacted December 22, 2017 in the form of H.R.1, commonly known as the Tax Cuts and Jobs Act. The primary impact to the Company was the re-measurement of federal deferred tax assets and liabilities from 34% to 21%.

The actual and statutory tax rates on operations for the years ended December 31, 2017 and 2016 differ as follows:

	2017	2016

Statutory rate	34.0	34.0%
Increase (decrease) resulting from:
Tax-exempt income	(5.7)	(7.0)
State taxes, net of federal income tax benefit	0.1	0.2
Expense due to enactment of federal tax reform	6.0	-
Other	0.5	0.3

Actual rate	34.9	27.5%

9. INCOME TAXES - Cont.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are presented below (in thousands):

	2017	2016
Deferred tax assets
Allowance for loan losses	$ 916	$ 1,239
Deferred Compensation	939	1,334
Pension Plan	613	984
Other	65	167
Total gross deferred tax assets	2,533	3,724

Deferred tax liabilities
Depreciation	95	128
Net unrealized gain on securities available for sale	134	241
Prepaid pension expenses	988	740
Deferred loan fees and costs	201	224
Other	63	91
Total gross deferred tax liabilities	1,481	1,424

Net deferred tax asset	$ 1,052	$ 2,300

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

At December 31, 2017 and 2016 the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to increase significantly within the next twelve months. There were no penalties or interest related to income taxes recorded in the income statement for the years ended December 31, 2017 and 2016 and no amounts accrued for penalties as of December 31, 2017 and 2016.

The Company is subject to U.S. federal income tax as well as income tax of the state of New York. The Company is no longer subject to examination by taxing authorities for years before 2014.

10. DEPOSITS

Contractual maturities of time deposits at December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016

Under three months	$52,175	$56,848
Three to twelve months	34,643	36,717
Over one year to three years	28,515	26,168
Over three years	15	10

Total time deposits	$115,348	$119,743

Included in time deposits were $33,683,000 in brokered deposits at December 31, 2017 compared to $29,205,000 at December 31, 2016.

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year end 2017 and 2016 were $38,768,000 and $47,196,000, respectively.

11. BENEFIT PLANS

Pension Plan

The Company has a funded noncontributory defined benefit pension plan. The plan provides defined benefits based on years of service and final average salary. The Company uses December 31 as the measurement date for its pension plan. New employees hired on or after March 1, 2009 are excluded from participation in the plan. The plan was frozen and curtailed to new benefit accruals as of December 31, 2012.

11. BENEFIT PLANS - Cont.

The following table sets forth the defined benefit pension plan’s change in benefit obligation and change in plan assets for the years ended December 31, 2017 and 2016 (in thousands):

	2017	2016
Change in projected benefit obligation:
Benefit obligation at beginning of year	$11,463	$11,332
Service cost	106	104
Interest cost	489	500
Actuarial loss	852	107
Benefits paid and expected plan expenses	(717)	(580)
Benefit obligation at end of year	12,193	11,463
Change in plan assets:
Fair value of plan assets at beginning of year	10,869	10,633
Actual return on plan assets	1,608	819
Employer contributions	2,000	-
Benefits paid and plan expenses	(713)	(583)
Fair value of plan assets at end of year	13,764	10,869

Funded status at end of year (plan assets less benefit obligation)	$1,571	$(594)

Amount recognized in accumulated other comprehensive income/(loss) at December 31, 2017 and 2016 consists of (in thousands):

	2017	2016
Unrecognized net actuarial (loss), net of tax	$ (1,446)	$ (1,585)

The amount of net actuarial loss that will be amortized in 2018 is $101,000. The accumulated benefit obligation for the years ended December 31, 2017 and 2016 was $12,193,000 and $11,463,000 respectively. Pension costs consist of the following components for the years ended December 31, 2017 and 2016 (in thousands):

11. BENEFIT PLANS - Cont.

	2017	2016
Service cost	$ 106	$104
Interest on projected benefit obligation	489	500
Expected return on plan assets	(682)	(670)
Amortization of net loss	147	164
Net periodic pension expense	$ 60	$98

	2017	2016

Net gain	$ (78)	$(39)
Amortization of net loss	(147)	(164)
Total gain recognized in other
comprehensive income	$ (225)	$(203)

Total recognized in net periodic pension
income and other comprehensive income	$ (165)	$(105)

Weighted-average of assumptions used to determine net periodic cost are as follows:

	2017	2016
Discount rate	4.41%	4.55%
Expected long-term rate of return	6.50%	6.50%
Rate of Compensation Increase	0.00%	0.00%

Weighted-average of assumptions used to determine pension benefit obligations at year end are as follows:

	2017	2016
Discount rate	3.94%	4.41%
Rate of Compensation Increase	0.00%	0.00%

11. BENEFIT PLANS - Cont.

The New York State Bankers Retirement System’s (“System”) overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for the System assets are shown in the table below. Cash equivalents consist primarily of government issues (maturing in less than three months) and short term investment funds. Equity securities primarily include investments in common stock, depository receipts, preferred stock, commingled pension trust funds, exchange traded funds and real estate investment trusts. Fixed income securities include corporate bonds, government issues, credit card receivables, mortgage backed securities, municipals, commingled pension trust funds and other asset backed securities. Other investments are real estate interests and related investments held within a commingled pension trust fund.

The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 “Selection of Economic Assumptions for Measuring Pension Obligations” for long-term inflation, and the real and nominal rate of investment return for a specific mix of asset classes. The following assumptions were used in determining the long-term rate of return:

Equity Securities - Dividend discount model, the smoothed earnings yield model and the equity risk premium model.

Fixed Income Securities - Current yield-to-maturity and forecasts of future yields.

Other Financial Instruments - Comparison of the specific investment’s risk to that of fixed income and equity instruments and using judgment.

The long-term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capita income.

Effective February 2012, the System revised its investment guidelines. The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer. Effective June 25, 2013 the issuer of any security purchased must be located in a country in the MSCI (Morgan Stanley Capital International) World Index. In addition, the following are prohibited:

Equity Securities - Short sales, unregistered securities and margin purchases.

Fixed Income Securities - Mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities. Any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities. Generally securities of less than Baa2/BBB quality may not be purchased. Securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio. An investment manager’s portfolio of commercial mortgage-backed securities and asset backed securities shall not exceed 10% of the portfolio at the time of purchase.

Other Financial Instruments - Unhedged currency exposure in countries not defined as “high income economies” by the World Bank.

All other instruments not prohibited by the System are permitted. At December 31, 2017 and 2016 the System held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidations are in the best interest of the System.

The target allocation range below is both historic and prospective in that it has not changed since prior to 2013. It is the asset allocation range that the investment managers have been advised to adhere to and within which they may make tactical asset allocation decisions.

Weighted-
Average
		Percentage of Plan Assets at		Expected
	Target	December 31,		Long-Term
Asset Category	Allocation	2017	2016	Rate of Return
Cash equivalents	0-20%	6.4%	6.1%	0.18%
Equity securities	40-60%	50.2%	47.9%	4.02%
Debt securities	40-60%	40.2%	42.6%	2.06%
Other financial instruments	0-5%	3.2%	3.4%	0.24%

Fair Value Of Plan Assets

Fair value is defined under ASC 820 “Fair Value Measurements and Disclosures” as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The System uses the Thomson Reuters Pricing Service to determine the fair value of equities excluding commingled pension trust funds, the pricing service of IDC Corporate USA to determine the fair value of fixed income securities excluding commingled pension trust funds and JP Morgan Chase Bank, N.A. and Northern Trust to determine the fair value of commingled pension trust funds.

11. BENEFIT PLANS - Cont.

The following is a table of the pricing methodology and unobservable inputs at December 31, 2017 used by JPMorgan in pricing commingled pension trust funds:

Commingled Pension Trust Funds (CPTF) - Fixed Income	Principal Valuation Technique(s) Used	Unobservable Inputs
CPTF (Corporate High Yield) of JPMorgan Chase Bank, N.A.	Market	None

CPTF (High Yield) of JPMorgan Chase Bank, N.A.	Market Comparables Companies	EBITDA multiple and discounts for lack of marketability

CPTF (Extended Duration) of JPMorgan Chase Bank, N.A.	Market and Income	Constant prepayment rate, Constant default rate and Yield

CPTF (Long Duration Investment Grade) of JPMorgan Chase Bank, N.A.	Market	None

CPTF (Emerging Markets Currency Debt) of JPMorgan Chase Bank, N.A.	Market	None

CPTF (Emerging Markets- Fixed Income) of JPMorgan Chase Bank, N.A.	Market	None

Commingled Pension Trust Funds (CPTF) - Other	Principal Valuation Technique(s) Used	Unobservable Inputs
CPTF (Strategic Property) of JPMorgan Chase Bank, N.A.	Market, Income, Debt Service, and Sales Comparison	Credit Spreads, Discount Rate, Loan to Value Ratio, Terminal Capitalization Rate and Value per Square Foot

When valuing Commingled Pension Trust Funds (Equity) at December 31, 2017 JPMorgan uses a market methodology and does not rely on unobservable inputs in those valuations.

The following is a table of the pricing methodology and unobservable inputs at December 31, 2016 used by JPMorgan in pricing commingled pension trust funds:

Commingled Pension Trust Funds (CPTF) - Fixed Income	Principal Valuation Technique(s) Used	Unobservable Inputs
CPTF (Corporate High Yield) of JPMorgan Chase Bank, N.A.	Market	None

CPTF (High Yield) of JPMorgan Chase Bank, N.A.	Market Comparables Companies and Discounted Cash Flows	EBITDA multiple, Discounted rate of cash flows and discounts for lack of marketability

CPTF (Long Duration Investment Grade) of JPMorgan Chase Bank, N.A.	Market	None

CPTF (Emerging Markets Currency Debt) of JPMorgan Chase Bank, N.A.	Market, Comparable Securities	None

CPTF (Emerging Markets- Fixed Income) of JPMorgan Chase Bank, N.A.	Market, Comparable Securities	None

NT Collective Aggregate Bond Index Fund - Lending	NAV	None

Commingled Pension Trust Funds (CPTF) - Other	Principal Valuation Technique(s) Used	Unobservable Inputs
CPTF (Strategic Property) of JPMorgan Chase Bank, N.A.	Market, Income, Debt Service, and Sales Comparison	Credit Spreads, Discount Rate, Loan to Value Ratio, Terminal Capitalization Rate and Value per Square Foot

When valuing Commingled Pension Trust Funds (Equity) at December 31, 2016 JPMorgan used a market methodology and does not rely on unobservable inputs in those valuations.

Of the $766,000 short-term investment funds, $733,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2017 fair value table. Of the $643,000 short term investment funds, $598,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2016 fair value table.

Of the $4,395,000 of Commingled Pension Trust Funds (Equity) investments, $623,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2017 fair value table. Of the $3,221,000 of Commingled Pension Trust Funds (Equity) investments, $960,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2016 fair value table.

Of the $3,224,000 of Commingled Pension Trust Funds (Fixed Income) investments, $234,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2017 fair value table. Of the $2,622,000 of Commingled Pension Trust Funds (Fixed Income) investments, $290,000 are valued at NAV and are therefore not included in the columns labeled Level 1, 2 or 3 of the December 31, 2016 fair value table.

A summary of the changes in the System’s level 3 assets for the years ended December 31, 2017 and 2016 represented a net increase of $55,000 compared to a net reduction of $11,000 for the years ended December 31, 2016 and 2015. These changes are not considered material to the financial statements of the Company.

In accordance with ASC 820, the following tables represent the Plan’s fair value hierarchy for its financial assets (investments) measured at fair value on a recurring basis. (in thousands):

11. BENEFIT PLANS - Cont.

	2017
	Level 1	Level 2		Level 3	Total
Cash Equivalents:
Cash (including foreign currencies)	$ 120	$ -		$ -	$ 120
Short Term Investment Funds	-	33		-	33
Total Cash Equivalents	120	33		-	153
Equities:
Common Stock	2,398	-		-	2,398
Depository Receipts	61	-		-	61
Commingled Pension Trust Funds	-	3,772		-	3,772
Preferred Stock	53	-		-	53
Total Equities	2,512	3,772		-	6,284
Fixed Income Securities:
Collateralized mortgage obligations	-	96		-	96
Commingled Pension Trust Funds	-	2,990		-	2,990
Corporate Bonds	-	507		-	507
Federal Home Loan Mortgage Corp	-	28		-	28
Government Securities	-	1,671		-	1,671
Mortgage Backed Securities	-	10		-	10
Total Fixed Income Securities	-	5,302		-	5,302
Other Investments:
Commingled Pension Trust Funds-Realty	-	-		436	436
Investments Valued using Net Asset Value	-	-		-	1,589
Total Investments	$ 2,632	$ 9,107	#	$ 436	$ 13,764

	2016
	Level 1	Level 2		Level 3	Total
Cash Equivalents:
Cash (including foreign currencies)	$ 14	$ -		$ -	$ 14
Short Term Investment Funds	-	45		-	45
Total Cash Equivalents	14	45		-	59
Equities:
Common Stock	1,925	-		-	1,925
Depository Receipts	57	-		-	57
Commingled Pension Trust Funds	-	2,261		-	2,261
Total Equities	1,982	2,261		-	4,243
Fixed Income Securities:
Collateralized mortgage obligations	-	92		-	92
Commingled Pension Trust Funds	-	2,332		-	2,332
Corporate Bonds	-	413		-	413
Federal Home Loan Mortgage Corp	-	84		-	84
Government Securities	-	1,412		-	1,412
Mortgage Backed Securities	-	5		-	5
Total Fixed Income Securities	-	4,338		-	4,338
Other Investments:
Commingled Pension Trust Funds-Realty	-	-		381	381
Investments Valued using Net Asset Value	-	-			1,848
Total Investments	$ 1,996	$ 6,644	#	$ 381	$ 10,869

11. BENEFIT PLANS - Cont.

At December 31, 2017 the portfolio was managed by two investment firms. In addition, approximately $0.5 million of System monies had not yet been allocated to either investment manager. Control was split approximately 59%, 37% and 4% under direct control of the System. At December 31, 2016 the portfolio was managed by two investment firms. In addition, approximately $0.5 million of System monies had not yet been allocated to either investment manager. Control was split approximately 58%, 38% and 4% under direct control of the System.

At December 31, 2017, two of the commingled pension trust funds were 15% and 6% of the total portfolio. At December 31, 2016, two of the commingled trust Funds were 14% and 6% of the total portfolio. At both December 31, 2017 and 2016, there was a 6% portfolio concentration in a short term investment fund.

Pension Plan Investment Policies

The System was established in 1938 to provide for the payment of benefits to employees of participating banks. The System is overseen by a Board of Trustees that meets quarterly and sets the investment policy guidelines. The Chief Executive Officer of the Company is a current member of the Board of Trustees for the System.

The System’s investment objective is to exceed the investment benchmarks in each asset category. Each firm operates under a separate written investment policy approved by the Trustees.

Contributions

The Company is not required to make a contribution in 2018.

Estimated Future Benefit Payments Of Pension Plan

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Pension
Year	Benefits

2018	$626
2019	630
2020	638
2021	650
2022	670
2023-2027	3,475

Deferred Compensation Plan

The Company has a Deferred Compensation Plan (DCP) which permits active directors and certain executive officers the option to defer receipt of a portion of their future salary, bonus, or directors’ fees. The amounts deferred will earn income at the Prime interest rate reported in the Wall Street Journal and are payable upon retirement. Deferred compensation liability at December 31, 2017 and 2016 was $3,719,000 and $3,563,000 , respectively. Deferred compensation expense related to this plan was $256,000 in 2017 and $269,000 in 2016.

In conjunction with the DCP, the Company entered into split-dollar agreements on certain participants, whereby upon death, the participant’s beneficiary will receive the deferred account balance or a death benefit, whichever is greater. These split dollar agreements were financed through the purchase of life insurance policies. The cash surrender value of these policies was $9,761,000 and $9,534,000 at December 31, 2017 and 2016, respectively.

401(K) Plan

The Company sponsors a defined contribution profit sharing, 401(k) plan covering substantially all employees. The Company matched certain levels of each employee’s contributions to the plan and also made discretionary contributions that resulted in an expense of $410,000 and $495,000 in 2017 and 2016, respectively.

2010 Long-Term Stock Incentive Plan

The Company has a share based compensation plan as described below. Total compensation cost that has been charged against income for this plan was $12,000 for 2017 and 2016. The total income tax benefit was $2,000 for both 2017 and 2016.

The Company’s 2010 Long-Term Stock Incentive Plan (“Plan”), which is shareholder approved, permits the grant of share options and share grants to its employees for up to 80,000 shares of common stock. Option awards are granted with an exercise price at least equal to the market price of the Company’s common stock at the date of grant; those option awards may have vesting periods ranging up to ten years.

A committee of the Board of Directors will administer the Plan. Their responsibility will include designating participants, determining the type and number of awards granted and establishing the terms and conditions of the awards.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

11. BENEFIT PLANS - Cont.

The fair value of options granted was determined using the following weighted-average assumptions as of the grant date. There were 4,000 shares granted in 2017 compared to 6,700 in 2016.

	2017	2016

Risk-free interest rate	1.90%	1.25%
Expected term (years)	3.5	3.5
Expected stock price volatility	16.85%	16.51%
Dividend yield	3.44%	3.47%
Weighted per share average value of option at grant date	$3.22	$2.66

A summary of the activity in the stock option plan for 2017 follows (in thousands except share data):

		Weighted Average		Weighted Average	Aggregate
		Exercise		Remaining	Intrinsic
	Shares	Price		Contractual Term	Value

Outstanding at beginning of year	23,100	$ 29.63
Granted	4,000	34.00
Exercised	(1,880)	27.00
Forfeited or expired	(5,500)	26.00
Outstanding at end of year	19,720	$ 31.08		2.0 Years	$ 444

Fully vested and expected to vest	19,720	$ 31.08		2.0 Years	$ 444
Exercisable at end of year	10,760	$ 30.41		0.9 Years	$ 254

Information related to the stock option plan during the year follows (in thousands):

			2017	2016

Intrinsic value of options exercised			$ 16.34	$ 5.74
Cash received from options exercised			51.16	26.00
Tax benefit realized from options exercised			-	-

As of December 31, 2017 there was $8,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized during the weighted average of two years.

12. RELATED PARTY TRANSACTIONS

Executive officers and directors and their associates were customers of and had other transactions with the Company in the ordinary course of business. A summary of the changes in outstanding loans to executive officers and directors, or indirectly made for their benefit, for the years ended December 31, 2017 and 2016 is as follows (in thousands):

	2017	2016

Balance of loans outstanding at beginning of year	$6,062	$3,456
New loans and increases in existing loans	3,776	3,038
Loan principal payments	(1,411)	(432)

Balance at end of year	$8,427	$6,062

Deposits for executive officers, directors and their affiliates were $3,912,000 and $3,923,000 at December 31, 2017 and 2016 respectively.

Legal fees incurred in the ordinary course of business that were paid to Shults & Shults were $55,000 and $53,000 in 2017 and 2016, respectively. Shults & Shults is a partnership owned by David A. Shults, Chairman and Director and Eric Shults, a former Director, both of whom are also shareholders of the Company.

13. REGULATORY CAPITAL REQUIREMENTS

Federal Deposit Insurance Corporation (“FDIC”) regulations require institutions to maintain minimum levels of regulatory capital. Under its prompt corrective action regulation, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s consolidated financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The U.S. Basel III rules became effective to the Bank on January 1, 2015, and set forth the composition of regulatory capital including the application of the regulatory capital adjustments and deductions. Prior to January 1, 2015, regulatory capital was calculated under the Basel I framework. Regulatory capital guidelines require that capital be measured in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. These risk weights were amended as part of the Basel III framework. The new capital rules implement a revised definition of regulatory capital including a new common equity Tier 1 capital ratio with a minimum requirement of 4.5% and a higher minimum Tier 1 capital ratio of 6.0%. Under the new rules, the total capital ratio remains at 8.0% and the minimum leverage ratio (Tier 1 capital to total assets) for all banking organizations is 4.0%.

Under the new capital rules, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk based capital requirements. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25% and is not included in the tabular presentations of capital adequacy requirements in the table below. The net realized gain or loss on available for sale securities is not included in computing regulatory capital.

Management believes that as of December 31, 2017, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the capital classification. The following table presents actual and required capital amounts (in thousands) and ratios for the Bank under Basil III framework at December 31, 2017 and December 31, 2016:

					Required			To Be "Well
		Actual			for Capital			Capitalized" Under
		Regulatory			Adequacy			Prompt Corrective
		Capital:			Purposes			Action Regulations
	Amount		Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017
Total Capital	$ 61,808		17.72%	$ 27,901		8.00%	$ 34,876		10.00%
(to Risk Weighted Assets)
Tier 1 Capital	57,968		16.62	20,926		6.00	27,901		8.00
(to Risk Weighted Assets)
Common Tier 1 (CET 1)	57,968		16.62	15,694		4.50	22,669		6.50
(to Risk Weighted Assets)
Tier 1 Capital	57,968		11.12	20,850		4.00	26,063		5.00
(to Average Assets)

As of December 31, 2016
Total Capital	$ 57,719		17.33%	$ 26,641		8.00%	$ 33,301		10.00%
(to Risk Weighted Assets)
Tier 1 Capital	54,139		16.26	19,980		6.00	26,641		8.00
(to Risk Weighted Assets)
Common Tier 1 (CET 1)	54,139		16.26	14,985		4.50	21,646		6.50
(to Risk Weighted Assets)
Tier 1 Capital	54,139		10.53	20,574		4.00	25,718		5.00
(to Average Assets)

The Company’s ratios are comparable to the Bank’s stated above. The Company’s actual Tier I capital ratio (to Average Assets) at December 31, 2017 was 11.21% compared to 10.62% for December 31, 2016.

14. SHAREHOLDERS€EQUITY

The Company is dependent on receipt of dividends from the Bank in order to pay dividends to its shareholders. Payment of dividends by the Bank is limited or restricted in certain circumstances. According to state banking law, approval of the New York State Department of Financial Services is required for the declaration of dividends by a bank in any year in which the dividends declared will exceed its net profits for that year combined with its retained net profits of the preceding two years. Dividends in the amount of $10,181,000 are available from the Bank at December 31, 2017 without the approval of the New York State Department of Financial Services.

15. SUBORDINATED DEBENTURES

On July 16, 2007, Steuben Statutory Trust II, a trust formed by the Company, completed a pooled private offering of $2,000,000 of trust preferred securities. The Company issued $2,062,000 of subordinated debentures to the trust in exchange for ownership of all common security of the trust and the proceeds of the preferred securities sold by the trust. The trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $62,000 and included in other assets. The Company may redeem the subordinated debentures in whole or in part, in a principal amount with integral multiples of $1, on or after September 15, 2012 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon occurrence of specific events defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 1.55%. This rate resets on a quarterly basis and was 3.14% at December 31, 2017.

16. FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank of New York at December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016

Maturities January 2018 through June 2021, all at	$ 36,000	$ 39,000
fixed rates from 1.25% to 2.01%, averaging 1.59% for
December 31, 2017 and maturities January 2017 through
June 2021, all at fixed rates from 0.74% to 2.01%,
averaging 1.19% for December 31, 2016.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $68,714,000 and $59,458,000 of residential mortgage and commercial real estate loans under a blanket lien arrangement at December 31, 2017 and 2016, respectively. Maturities on these advances as of December 31, 2017 are as follows (in thousands):

Year	Amount

2018	$ 24,500
2019	5,500
2020	3,000
2021	3,000

Total	$ 36,000

17. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, and commitments to extend credit, which are not reflected in the accompanying financial statements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although the Company does not anticipate material losses as a result of these transactions. Mortgage and other loan commitments outstanding at December 31, 2017 and 2016 amounted to $58,409,000 and $63,477,000 respectively. Fixed interest rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Variable rate loans float prior to closing. Outstanding commitments on letters of credit at December 31, 2017 and 2016 amounted to $1,460,000 and $1,717,000 respectively.

In the normal conduct of business, the Company is involved in various litigation matters. One of these matters involved a related party of the Company as a co-defendant with the Bank. This matter was fully resolved in 2016 and the settlement amount had all been accrued in prior years and therefore, the result was not considered material to the financial statements.

18. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following are changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax, for the years ending December 31, 2017 and 2016 (in thousands):

	Unrealized
	Gains and
	Losses on	Defined
	Available-	Benefit
	for-sale	Pension
2017	Securities	Items	Total

Beginning balance	$388	$(1,585)	$(1,197)

Other comprehensive income/(loss)
before reclassification	(68)	-	(68)

Amounts reclassified from accumulated
other comprehensive income/(loss)	(1)	139	138

Net current period other comprehensive
income/(loss)	(69)	139	70

Ending balance	$319	$(1,446)	$(1,127)

	Unrealized
	Gains and
	Losses on	Defined
	Available-	Benefit
	for-sale	Pension
2016	Securities	Items	Total

Beginning balance	$1,780	$(1,700)	$80

Other comprehensive income/(loss)
before reclassification	(1,371)	14	(1,357)

Amounts reclassified from accumulated
other comprehensive income/(loss)	(21)	101	80

Net current period other comprehensive
income/(loss)	(1,392)	115	(1,277)

Ending balance	$388	$(1,585)	$(1,197)

18. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - Cont.

The following are significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the years ending December 31, 2017 and 2016 (in thousands):

	Details about	Amount	Affected Line item
	Accumulated Other	Reclassified from	in the Statement
	Comprehensive	Accumulated Other	where Net
2017	Income Components	Comprehensive Income	Income is presented

Unrealized gains and losses on
available for sale securities		$2	Gain on sale of investments
and other assets
		2	Total before tax
		(1)	Tax expense

		$1	Net of tax

Amortization of defined benefit
pension items
	Actuarial gains/(losses)	$(225)	Salaries and employee benefits
		(225)	Total before tax
		86	Tax benefit

		$(139)	Net of tax

	Total reclassification for the period	$(138)	Net of tax

	Details about	Amount	Affected Line item
	Accumulated Other	Reclassified from	in the Statement
	Comprehensive	Accumulated Other	where Net
2016	Income Components	Comprehensive Income	Income is presented

Unrealized gains and losses on
available for sale securities		$33	Gain on sale of investments
and other assets
		33	Total before tax
		(12)	Tax expense

		$21	Net of tax

Amortization of defined benefit
pension items
	Actuarial gains/(losses)	$(164)	Salaries and employee benefits
		(164)	Total before tax
		63	Tax benefit

		$(101)	Net of tax

	Total reclassification for the period	$(80)	Net of tax

ANNEX 1

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

ANNEX 2

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

AUTHORIZATION FORM

PART III

EXHIBITS

Exhibit Index

ExhibitSequential Page

NumberDescriptionLocation

2.1Certificate of Incorporation of Steuben Trust

Corporation as amended*

2.2Amended and Restated Bylaws of Steuben

Trust Corporation*

3.1Authorization Form for Company’sSee Annex 2 to

Dividend Reinvestment and Stock Purchase PlanOffering Circular

3.2Form of Stock Certificate of Steuben Trust Corporation*

3.3Indenture for Junior Subordinated Debenture

dated July 16, 2007, for Steuben Statutory Trust II

a subsidiary of Steuben Trust Corporation

(omitted but the issuer agrees to provide to the

Commission upon request)

6.2Steuben Trust Corporation 2010 Long-Term

Stock Incentive Plan effective April 15, 2010*

6.3Amended and Restated Director Deferred Fee

Agreement between Steuben Trust Company and

Robert U. Blades, Jr. dated March 13, 2008 *

6.4First Amendment to the Steuben Trust Company Split

Dollar Agreement between Steuben Trust Company

and Robert U. Blades, Jr. dated December 17, 2009*

6.5Amended and Restated Director Deferred Fee

Agreement between Steuben Trust Company and

Brenda L. Copeland dated March 13, 2008*

6.6Director Deferred Fee Agreement between Steuben

Trust Company and Edward G. Coll, Jr. dated

September 1, 1998Terminated

6.7Split Dollar Agreement between Steuben Trust

Company and Edward G. Coll, Jr. dated December 21,

1998*

6.8Director Deferred Fee Agreement between Steuben

Trust Company and Charles M. Edmondson dated

December 30, 2008Terminated

6.9Split Dollar Agreement between Steuben Trust Company

and Charles M. Edmondson dated November 16, 2009*

6.10Amended and Restated Director Deferred Fee Agreement

between Steuben Trust Company and Stoner E. Horey

dated March 13, 2008*

6.11Split Dollar Agreement between Steuben Trust

Company and Stoner E. Horey dated September 1, 1998*

Amended and Restated Director Deferred Fee Agreement

6.12Between Steuben Trust Company and Charles D.

Oliver dated March 13, 2008*

6.13Split Dollar Agreement between Steuben Trust Company

and Charles D. Oliver dated December 21, 1998*

6.14Amended and Restated Director Deferred Fee Agreement

between Steuben Trust Company and Kenneth D.

Philbrick dated March 13, 2008*

6.15First Amendment to the Split Dollar Agreement

between Steuben Trust Company and Kenneth D.

Philbrick dated February 5, 2010*

6.16Amended and Restated Director Deferred Fee

Agreement between Steuben Trust Company and

David A. Shults dated March 13, 2008*

6.17First Amendment to the Split Dollar Agreement

between Steuben Trust Company and David A.

Shults dated December 17, 2009*

6.18Amended and Restated Director Deferred Fee

Agreement between Steuben Trust Company and

Eric Shults dated March 13, 2008*

6.19First Amendment to the Split Dollar Agreement and

Split Dollar Policy Endorsement between Steuben Trust

Company And Eric Shults dated April 19, 2001*

6.20Amended and Restated Executive Deferred Compensation

Agreement between Steuben Trust Company and

Brenda L. Copeland dated March 13, 2008*

6.21Executive Deferred Compensation Agreement between

Steuben Trust Company and Hans R. Kunze dated

March 30, 2008*

6.22Executive Deferred Compensation Agreement between

Steuben Trust Company and James R. McCormick

Dated May 30, 2008*

6.23Executive Deferred Compensation Agreement between

Steuben Trust Company and L. Victor Myers dated

May 30, 2008Terminated

6.24Executive Deferred Compensation Agreement between

Steuben Trust Company and Kenneth D. Philbrick

Dated September 1, 1998*

6.25First Amendment to the Amended September Dollar

Agreement dated December 14, 2001 between Steuben

Trust Company and Kenneth D. Philbrick dated

February 5, 2010*

6.26Executive Deferred Compensation Agreement between

Steuben Trust Company and Theresa B. Sedlock dated

June 1, 2008Terminated

6.27Executive Deferred Compensation Agreement between

Steuben Trust Company and Natalie M. Willoughby

dated May 29, 2008 *

6.28Retainer Fee Agreement with the law firm of

Shults and Shults dated May 2, 2016

10.1Consent of Crowe Horwath LLP

10.2Consent of Underberg & Kessler LLPIncluded in Exhibit 11.1

11.1Opinion of Underberg & Kessler LLP

15.1Power of Attorney

*Previously filed

SIGNATURES

The Issuer.  The Issuer has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hornell, New York, on this 20th day of March, 2018.

STEUBEN TRUST CORPORATION

By:________________________

James P. Nicoloff, Executive Vice President

and Chief Financial Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

Date:March 20, 2018________________________________

Brenda L. Copeland, Chief Executive Officer

and Vice Chair (Principal Executive Officer)

Date:March 20, 2018____________________________________

James P. Nicoloff, Executive Vice President,

Treasurer and Chief Financial Officer (Principal

Financial Officer and Principal Accounting Officer)

Date:March 20, 2018 *David A. Shults

David A. Shults, Director and

Chairman of the Board

Date:March 20, 2018*Michael E. Davidson

Michael E. Davidson, Director

Date:March 20, 2018*John S. Eagleton,

John S. Eagleton, President & Director

Date:March 20, 2018*Stoner E. Horey

Stoner E. Horey, Director

Date:  March 20, 2018*L. Victor Myers

L. Victor Myers, Director

Date:March 20, 2018*Charles D. Oliver

Charles D. Oliver, Director

Date:March 20, 2018*Amanda S. Parker

Amanda S. Parker, Director

Date:   March 20, 2018*Sherry C. Walton

Sherry C. Walton, Director

Date:   March 20, 2018*Brian L. Wilkins

Brian L. Wilkins, Director

Date:   March 20, 2018*Mark Zupan

Mark Zupan, Director

*By ______________________________

      James P. Nicoloff, as Attorney in Fact